UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Commerce Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

Commerce Bancshares, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 17, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of Commerce Bancshares, Inc. The meeting will be held at 9:30 a.m. on April 21, 2010, in the Amphitheater on level two of the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting please sign, date and return your enclosed proxy card(s) or vote over the phone or Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 3 of this Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,

David W. Kemper
Chairman of the Board, President and
Chief Executive Officer

Notice of Annual Meeting of Shareholders of

Commerce Bancshares, Inc.

Date:	Wednesday, April 21, 2010

Time:	9:30 a.m., Central Daylight Time

Place:	Amphitheater on level two of the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri

Purposes:	1. To elect four directors to the 2013 Class for a term of three years;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accountant for 2010;

3. To consider and act upon a shareholder proposal requesting necessary steps to cause the annual election of all directors, if properly presented at the Meeting; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote:	Shareholders at the close of business February 23, 2010 are entitled to vote at the meeting. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you may vote over the telephone or the Internet as described on the enclosed proxy card.

By Authorization of the Board of Directors,

James L. Swarts
Secretary

March 17, 2010

Important Notice regarding the availability of proxy materials for the
Shareholder Meeting to be held on April 21, 2010

The Proxy Statement and Annual Report to Shareholders are available at
www.edocumentview.com/CBSH

The Proxy Statement and Annual Report to Shareholders are also available on the
Company’s website at www.commercebank.com/ir

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt
Cooperation in Voting Your Proxy Is Greatly Appreciated.

PROXY STATEMENT

PROXY STATEMENT

COMMERCE BANCSHARES, INC.

Annual Meeting April 21, 2010

SOLICITATION

This Proxy Statement, the accompanying proxy card and the 2009 Annual Report to Shareholders of Commerce Bancshares, Inc. (the “Company” or “Commerce”), are being mailed on or about March 17, 2010. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”) on April 21, 2010. The Board is soliciting your proxy to give all Shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a Proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving David W. Kemper and Jonathan M. Kemper, who were appointed by the Board, the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, banker, trustee or nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your brokerage firm or bank, and you will return your proxy card or cards to your broker, banker, trustee or nominee. You should vote on and sign each proxy card you receive.

VOTING INFORMATION

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of Common Stock of the Company at the close of business on our record date of Tuesday, February 23, 2010.

How many shares of Common Stock may vote at the Meeting?

As of February 23, 2010, there were 83,296,427 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	by mailing the enclosed proxy card;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a Shareholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal One	FOR the election of all four nominees for the 2013 Class of Directors with terms expiring at the 2013 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2010.

Proposal Three	AGAINST the shareholder proposal requesting necessary steps to cause the annual election of all directors.

What are my choices when voting?

Proposal One	You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposal Two	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal Three	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies will vote your shares as follows:

Proposal One	FOR the election of all four nominees for the 2013 Class of Directors with terms expiring at the 2013 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2010.

Proposal Three	AGAINST the shareholder proposal requesting necessary steps to cause the annual election of all directors.

How are votes withheld, abstentions and broker non-votes treated?

In the election of directors, abstentions and broker non-votes will be considered solely for quorum purposes and are not counted for the election of directors. On all other matters presented for shareholder vote, abstentions will be treated as votes against such matters and broker non-votes will be treated as not entitled to vote and have no effect on the outcome.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	by delivery of a later-dated proxy (including a telephone or Internet vote) and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or

•	by attending the Meeting and voting your shares in person.

What vote is required to approve each proposal?

Proposal One requires a plurality of the votes cast to elect a director.

Proposal Two requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.

Proposal Three requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.

Who will count the votes?

Representatives from Computershare Trust Company, N.A., our transfer agent, will count the votes and provide the results to the Inspectors of Election who will then tabulate the votes at the meeting.

Who pays the cost of this proxy solicitation?

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile transmission or via email by regular employees of the Company. Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, has been retained by the Company, at an estimated cost of $8,000 plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This proxy statement and proxy will be first sent to security holders on or about March 17, 2010.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained Morrow & Co., LLC to aid in the solicitation of proxy materials. In addition to mailing these proxy materials, certain directors, officers or employees of the Company may solicit proxies by telephone, facsimile transmission, e-mail or personal contact. They will not be compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, please call the Company’s Secretary, James L. Swarts, at 816-234-2685.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners:

This table includes each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock as of December 31, 2009. Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power.

	Number of		Percent
Name and Address of Beneficial Owner	Shares		of Class

Commerce Bank, N.A.	9,048,126	(1)(2)	10.9
1000 Walnut Street Kansas City, Missouri 64106

(1)	These shares represent the beneficial ownership of the Company’s common stock held in various trust capacities. Of those shares Commerce Bank, N.A. had (i) sole voting power over 4,649,908 shares; (ii) shared voting power over 4,035,516 shares; (iii) sole investment power over 3,830,603 shares; and (iv) shared investment power over 1,217,974 shares. The Company has been advised by Commerce Bank, N.A. that those shares for which it has sole voting authority will be voted at the Meeting FOR Proposals One and Two and AGAINST Proposal Three.

(2)	Those shares for which Commerce Bank, N.A. has shared voting power include 3,402,829 shares held as Trustee for the Commerce Bancshares, Inc. Participating Investment Plan (the “Plan”), a 401(k) plan established for the benefit of the Company’s employees. Pursuant to the Plan participants are entitled to direct the Trustee with regard to the voting of each participant’s shares held in the Plan. As to any shares for which no timely directions are received, the Trustee will vote such shares in accordance with the direction of the Company.

Security ownership of management:

The following information pertains to the common stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 2009.

	Number of		Percent
Name and Address of Beneficial Owner	Shares		of Class

Kevin G. Barth	147,228	(2)	*
Leawood, Kansas
John R. Capps	10,201		*
St. Louis, Missouri
A. Bayard Clark	168,798	(2)	*
St. Louis, Missouri
Earl H. Devanny, III	588		*
Kansas City, Missouri
W. Thomas Grant, II	11,869		*
Mission Hills, Kansas
James B. Hebenstreit	46,494		*
Mission Hills, Kansas	105,850	(6)
David W. Kemper	1,499,936	(2)	5.0
St. Louis, Missouri	149,697	(1)
	183,186	(3)
	1,191,506	(4)
	1,161,842	(5)

	Number of		Percent
Name and Address of Beneficial Owner	Shares		of Class

Jonathan M. Kemper	372,608	(2)	3.3
Kansas City, Missouri	487,869	(1)
	183,186	(3)
	1,191,506	(4)
	503,664	(5)
Charles G. Kim	141,281	(2)	*
Chesterfield, Missouri
Seth M. Leadbeater	154,743	(2)	*
St. Louis, Missouri
Thomas A. McDonnell	26,661		*
Kansas City, Missouri
Terry O. Meek	41,421		*
Springfield, Missouri
Benjamin F. Rassieur, III	12,370		*
St. Louis, Missouri
Todd R. Schnuck	132		*
St. Louis, Missouri
Dan C. Simons	1,917		*
Lawrence, Kansas
Andrew C. Taylor	25,463		*
St. Louis, Missouri
Kimberly G. Walker	2,234		*
St. Louis, Missouri
Robert H. West	26,165		*
Mission Hills, Kansas
All directors, nominees and executive officers as a group (including those listed above)	6,413,779	(2)	7.6

(1)	Shared voting power and investment power.

(2)	Includes shares which could be acquired within 60 days by exercise of options or stock appreciation rights (SARs). Shares acquired by exercise of SARs were computed on a net basis, assuming the rights were exercised at a price equal to the fair market value of the common stock at December 31, 2009. Shares which could be acquired within 60 days by exercise of options or SARs are as follows: Messrs. Barth — 92,172; Clark — 100,863; D. Kemper — 222,386; J. Kemper — 269,692; Kim — 103,479; Leadbeater — 96,119; and all directors, nominees and executive officers as a group (including those listed above) — 1,169,294.

(3)	Owned by a corporation for which Messrs. David W. Kemper and Jonathan M. Kemper serve as directors. Messrs. David W. Kemper and Jonathan M. Kemper disclaim beneficial ownership as to such shares.

(4)	Mr. Jonathan M. Kemper has sole investment power, but shares voting power with Mr. David W. Kemper.

(5)	Shared voting power.

(6)	Owned by a corporation for which Mr. Hebenstreit serves as President. Mr. Hebenstreit disclaims beneficial ownership in these shares.

*	Less than 1%

PROPOSAL ONE

ELECTION OF THE 2013 CLASS OF DIRECTORS

Composition of the Board

The full Board consists of twelve Directors. The Board is divided into three classes consisting of four Directors per class. The Directors in each class serve a three-year term. The term of each class expires at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.

The election of four Directors to the 2013 Class will take place at the Meeting. At its meeting of February 5, 2010, the Board approved the recommendation of the Committee on Governance/Directors that four 2013 Class Directors be elected for a three-year term. Mr. Robert H. West is retiring from the Board effective at the upcoming annual meeting due to the Company’s mandatory retirement age. Mr. Thomas A. McDonnell was elected in 2007 with the understanding that due to the number of other public companies for which Mr. McDonnell serves as a director, that a new nominee would stand for election at the conclusion of Mr. McDonnell’s 2007 term. The Company is grateful for their service.

If elected, the four 2013 Class Director nominees will serve on the Board until the Annual Meeting in 2013, or until their successors are duly elected and qualified in accordance with the Company’s bylaws. If any of the four nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for such other person(s) recommended by the Company’s Board of Directors. Management has no reason to believe that any of the four nominees for election named below will be unable to serve.

The Board of Directors Recommends that Shareholders
Vote FOR All Four Nominees Listed Below

Nominees For Election to the 2013 Class of Directors:

Benjamin F. Rassieur, III
Age:	55
Director Since:	August 1997
Committees:	Audit Committee
Principal Occupation:	President of Paulo Products Company (since August 1987)
Other Directorships:	None
Discussion:	Mr. Rassieur is president of a successful, private company that performs heat treating and metal finishing at five plants in three states. His business provides a leading indicator of general economic conditions. Mr. Rassieur has been a director of Commerce Bank, N.A. and has been a long time member of the audit committee. His community involvement includes being a founding member of the Corporate Committee of the Juvenile Diabetes Foundation.

Andrew C. Taylor
Age:	62
Director Since:	February 1990
Committees:	Compensation and Human Resources Committee (Chairman); Committee on Governance/Directors; and Executive Committee
Principal Occupation:	Chairman (since 2001) and Chief Executive Officer (since 1990) of Enterprise Holdings, Inc. (formerly known as Enterprise Rent-A-Car)
Other Directorships:	Anheuser-Busch Companies (directorship ended November 2008)
Discussion:	Mr. Taylor has led Enterprise Holdings to the position as the largest rental car company in America. He has public company board experience and is actively engaged in community service and philanthropic activities in the St. Louis area. His company is ranked high in customer satisfaction and as a place to work and start a career. Mr. Taylor is a graduate of the University of Denver with a degree in business administration.

Earl H. Devanny, III
Age:	57
Director Since:	Nominee
Committees:	N/A
Principal Occupation:	President of Cerner Corporation (since August 1999)
Other Directorships:	University of Missouri, Kansas City; Carriage Club
Discussion:	Mr. Devanny is a former advisory director of Commerce Bank, N. A. and has experience with regulated industries. In Mr. Devanny’s position with Cerner Corporation, he focuses on connecting physician practices, payors and healthcare consumers to share clinical and financial information. This experience brings a professional insight into the healthcare industry, one of the Company’s most important target industries for financial services.

Todd R. Schnuck
Age:	51
Director Since:	Nominee
Committees:	N/A
Principal Occupation:	President (since 2006) and Chief Operating Officer (since 2009) of Schnuck Markets, Inc. (prior to 2006 served as Chief Financial Officer)
Other Directorships:	None
Discussion:	As President and Chief Operating Officer of Schnuck Markets, Inc., Mr. Schnuck will bring to the Board a unique perspective from a consumer driven industry that faces many of the same issues that we face, such as selection of retail locations, geographic expansion, and customer loyalty. With stores in Missouri, Illinois and Tennessee, Schnuck Markets, Inc. operates in much of the same footprint as the Company. A graduate of the University of Virginia with an M.B.A. from Cornell, Mr. Schnuck had several years’ experience in the investment banking profession before joining the family-owned business and serving as its Chief Financial Officer prior to his current position.

The following information is provided with respect to the directors who are continuing in office for the respective periods and until their successors are elected and qualified.

2012 Class of Directors

Jonathan M. Kemper
Age:	56
Director Since:	January 1997
Committees:	Executive Committee
Principal Occupation:	Vice Chairman of the Company and Vice Chairman of Commerce Bank, N.A. — Jonathan M. Kemper is the brother of David W. Kemper
Other Directorships:	Commerce Bank, N.A.; Tower Properties Company (Non-Executive Chairman since April 2005); and Generali Life Reassurance Company (served from 2003 — 2006)
Discussion:	Mr. Kemper has executive responsibilities for the commercial and retail banking groups in the Kansas City region and responsibility for information technology. After graduating from Harvard, Mr. Kemper remained to receive a M.B.A. from Harvard University’s Graduate School of Business. Prior to working for the Company, Mr. Kemper held various positions in the financial industry in New York and Chicago, including positions with Citicorp, the Federal Reserve Bank of New York, and M. A. Schapiro and Company. Mr. Kemper is involved in several community and business organizations in addition to his responsibilities at the Company.

Terry O. Meek
Age:	66
Director Since:	April 1989
Committees:	Compensation and Human Resources Committee
Principal Occupation:	President of Meek Lumber Yard, Inc.
Other Directorships:	None
Discussion:	Mr. Meek is a University of Notre Dame graduate with a degree in finance. As a resident of Springfield, Missouri, Mr. Meek brings a perspective from one of the Company’s mid-sized markets. Mr. Meek’s business experience includes responsibility for thirty retail lumber yards in Missouri and northwestern Arkansas, and includes operating lumber yards in northern California and Nevada. Mr. Meek’s business experience also offers a unique perspective of the housing industry.

Dan C. Simons
Age:	48
Director Since:	July 2007
Committees:	Committee on Governance/Directors
Principal Occupation:	President, Electronic Division, The World Company (since January 2004)
Other Directorships:	None
Discussion:	A graduate of the University of Kansas, Mr. Simons brings to the Board an insight into the publication industry. As trustee of the William White Foundation at the University of Kansas, Mr. Simons also brings an academic perspective to the Board.

Kimberly G. Walker
Age:	51
Director Since:	February 2007
Committees:	Audit Committee
Principal Occupation:	Chief Investment Officer, Washington University in St. Louis (since November 2006); Vice President of Qwest Communications International and President of Qwest Asset Management Co. (1998-2006 — formerly US West, prior to 2000 merger)
Other Directorships:	None
Discussion:	Ms. Walker holds an M.B.A. in finance, with distinction, from the University of Michigan, an M.A. in economics from Washington University in St. Louis, and a B.A. in economics and public administration from Miami University of Ohio, where she graduated magna cum laude. Ms. Walker also holds the Chartered Financial Analyst designation. She has extensive experience in institutional asset management, and has knowledge of internal controls and audit committee functions.

2011 Class of Directors

John R. Capps
Age:	59
Director Since:	January 2000
Committees:	Audit Committee
Principal Occupation:	President and Chief Executive Officer of Plaza Motor Company (since 1981)
Other Directorships:	None
Discussion:	Mr. Capps, a graduate of Stanford University, created a group of automobile dealership franchises in St. Louis County, Missouri that was acquired by Asbury Automotive Group in 1997. Mr. Capps stayed active in the acquiring company through its initial public offering. Mr. Capps gives the Board a direct insight into a major line of business for the Company. He is active in the community and currently serves as a board member of St. Louis Priory School, St. Louis Muny Opera, Forest Park Forever, Webster University, St. Louis Children’s Hospital Foundation, and Backstopper’s.
W. Thomas Grant, II

Age:	59
Director Since:	June 1983
Committees:	Compensation and Human Resources Committee; and Committee on Governance/Directors
Principal Occupation:	Consultant, Quest Diagnostics (since May 2007), Sr. Vice President of Quest Diagnostics (from November 2005 to May 2007); formerly Chairman, President and Chief Executive Officer of LabOne, Inc. (October 1995 to November 2005)
Other Directorships:	LabOne, Inc. (ended November 2005) and SelectQuote (since November 2009)

Discussion:	Mr. Grant served as the Chief Executive Officer of LabOne, Inc. from 1995 through the sale of the company to Quest Diagnostics in 2005. During his tenure the company grew from a market capitalization of less than $80 million to $934 million at the time of sale. Prior to LabOne, Mr. Grant was the Chairman, President and Chief Executive Officer at Seafield Capital Corporation, a healthcare holding company, from 1990-1995. From 1986 to 1990, he served as Chief Executive Officer of Business Men’s Assurance Company, an insurance company. Mr. Grant received a Bachelor’s degree in History from the University of Kansas and a Master’s degree in Business Administration from the Wharton School of Finance, University of Pennsylvania, and brings to the Board an insight into the insurance and healthcare industries.

James B. Hebenstreit
Age:	63
Director Since:	October 1987
Committees:	Audit Committee; Committee on Governance/Directors (Chairman); and Executive Committee
Principal Occupation:	President of Bartlett and Company (since January 1992)
Other Directorships:	None
Discussion:	Mr. Hebenstreit graduated from Harvard College and has a M.B.A. from Harvard University. Mr. Hebenstreit has a wealth of experience in the financial industry, having served as corporate treasurer of the Company and as president of the Company’s venture capital firm in the 1980’s. As president of Bartlett and Company, Mr. Hebenstreit provides insight to the agricultural industry that has long been a major focus of business for the Company.

David W. Kemper
Age:	59
Director Since:	February 1982
Committees:	Executive Committee (Chairman)
Principal Occupation:	Chairman of the Board, President and Chief Executive Officer of the Company; and Chairman of the Board, President and Chief Executive Officer of Commerce Bank, N.A. — David W. Kemper is the brother of Jonathan M. Kemper
Other Directorships:	Commerce Bank, N.A.; Ralcorp Holdings, Inc. and Tower Properties Company; Advisory Director of Enterprise Holdings, Inc. (formerly known as Enterprise Rent-A-Car) and Bunge North America
Discussion:	Mr. Kemper has been the CEO of the Company since 1991. He graduated cum laude from Harvard College, earned a masters degree in English literature from Oxford University, and a M.B.A. from the Stanford Graduate School of Business. He is the Past President of the Federal Advisory Council of the Federal Reserve and a director of The Financial Services Roundtable. Mr. Kemper is active in the St. Louis community, serving as a board member of Washington University, the Missouri Botanical Garden, and the Donald Danforth Plant Science Center, and a member of Civic Progress in St. Louis. Mr. Kemper brings to the Board a thorough understanding of the financial industry and an appreciation of the values upon which the Company was founded.

“Other Directorships,” both for nominees and those continuing in office, includes directorships at any public company or registered investment company during the previous five years.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Ethics and other policies, create the corporate governance standards for the Company. You may view the Guidelines on the Company’s website at www.commercebank.com/governance. At the same location on the website, you will find the Code of Ethics, the Code of Ethics for Senior Financial Officers, the Related Party Transaction Policy, the Corporate Social Responsibility Report, and the charters of the Audit Committee, Committee on Governance/Directors and the Compensation and Human Resources Committee.

Each Director and all executive officers are required to complete annually a Director and Executive Officer Questionnaire (“Questionnaire”). The information contained in the responses to the Questionnaire is used, in part, to determine director independence and identify material transactions with the Company in which a Director or executive officer may have a direct or indirect material interest.

Shareholder Communications

The Board has not adopted a formal policy for shareholder communications. However, the Company has a longstanding practice that shareholders may communicate to the Board or any individual director through the Secretary of the Company. The Secretary will forward all such communications to the Board or any individual director. The Secretary will not forward any communications that: (i) constitute commercial advertising of products; (ii) contain offensive language or material; (iii) are not legible or coherent; or (iv) are in the nature of customer complaints that can be handled by Company management.

Director Independence

In accordance with the rules of the NASDAQ Stock Market LLC (“NASDAQ”), the Board, on the recommendation of the Committee on Governance/Directors, determines the independence of each Director and nominee for election as a Director. The Committee on Governance/Directors applies the definition of “independent director” adopted by NASDAQ to information derived from responses to the Questionnaire and from research of the Company’s records provided by the General Counsel, Controller and Auditor of the Company. The Board, on the basis of the recommendation of the Committee on Governance/Directors, determined that the following non-employee Directors of the Company and Director nominees are independent:

(1) John R. Capps	(7) Dan C. Simons
(2) W. Thomas Grant, II	(8) Andrew C. Taylor
(3) James B. Hebenstreit	(9) Kimberly G. Walker
(4) Thomas A. McDonnell	(10) Robert H. West
(5) Terry O. Meek	(11) Todd R. Schnuck (nominee)
(6) Benjamin F. Rassieur, III	(12) Earl H. Devanny, III (nominee)

Based on the NASDAQ definition of “independent director,” the Board determined that David W. Kemper and Jonathan M. Kemper as employed executive officers of the Company are not independent.

Board Meetings

The Board held four scheduled meetings in 2009. In conjunction with scheduled meetings, the Board regularly meets in Executive Session without the presence of any non-independent employee directors. All Directors except John R. Capps (62.5%) attended at least 75% of the Board and Committee meetings on which they served in 2009. It is the policy of the Company that Directors attend the annual meeting of shareholders. All the Directors attended the 2009 Annual Meeting of Shareholders on April 15, 2009.

Board Leadership Structure and Risk Oversight

David W. Kemper serves as both principal executive officer and chairman of the board. Combining the chief executive position with the chairmanship of the board was established in the Company’s original governing documents. Under the Company’s bylaws, the Chairman of the Board is the chief executive officer of the Company by definition. The incorporators of the Company believed in establishing direct accountability to the shareholders for the chief executive who is responsible for the day to day decisions that effect the Company’s value. A combined Chairman and CEO avoids potential conflicts between incumbents, establishes undeniable accountability, and has the added advantage of eliminating additional compensation expense that would result from separating these two functions. Since its incorporation, the financial strength and esteemed reputation your Company has achieved are a testament to, and a direct result of, the leadership of the two people who have held these combined positions, James M. Kemper, Jr. and current Chairman, David W. Kemper.

Because the roles of Chairman and chief executive are combined, the Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board. The purpose and effect of this designation is to establish leadership in the board room during the executive sessions of the non-employee board members. Non-independent directors and other officers of the company are excused for a portion of every board meeting for the executive sessions of the independent directors.

The Company and Commerce Bank, N.A. are subject to examination by the Federal Reserve and the Office of the Comptroller of the Currency (OCC). Examinations are directed to compliance with various laws and regulations, and an assessment of how the Company, Commerce Bank, N.A. and their subsidiaries manage credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. To manage these risks the Company utilizes various risk committees including: Asset Liability Committee, Enterprise Risk Management Committee, Trust Risk Committee, Compliance Committee, Credit Policy Committee and Non-credit Risk Committee.

The Board and Audit Committee regularly review the Reports of Examination from the Federal Reserve and OCC. The Audit Committee will periodically meet with officers and examiners of the Federal Reserve and OCC. Regular presentations are made to the Board and the Audit Committee by the Chief Financial Officer, the Chief Credit Officer and Chief Risk Officer of the Company and will include matters noted in the Reports of Examination.

Committees of the Board

The Board has four committees, three of which (the Audit Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors) are standing committees and meet at least once per year. The Audit Committee, the Compensation and Human Resources Committee and the Committee on Governance/Directors are comprised solely of non-employee independent directors in accordance with NASDAQ listing standards. The charters for each committee are available online as noted above under Corporate Governance Guidelines. The charters are also available in print to any shareholder who makes a request of the Secretary of the Company. Pursuant to the Company’s bylaws, the Board has established an Executive Committee to meet as necessary. The Executive Committee does not have a charter and consists of both non-employee independent directors and employee directors. The Executive Committee is comprised of the Chairman and Vice Chairman of the Board and the Chairmen of the Audit Committee, the Compensation and Human Resources Committee and the Committee on Governance/Directors. The Executive Committee met twice in 2009. The table below shows the current membership of the standing committees of the Board:

Compensation and
Audit	Human Resources	Governance/Directors

John R. Capps	W. Thomas Grant, II	W. Thomas Grant, II
James B. Hebenstreit	Terry O. Meek	James B. Hebenstreit*
Thomas A. McDonnell	Andrew C. Taylor*	Thomas A. McDonnell
Benjamin F. Rassieur, III		Dan C. Simons
Kimberly G. Walker		Andrew C. Taylor
Robert H. West*		Robert H. West

*	Committee Chairman

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. In 2009, the Audit Committee had six members and met four times. The Audit Committee is comprised solely of independent, non-employee directors. The Board has determined that Mr. West, Chairman of the Audit Committee, is an “Audit Committee Financial Expert” as required by the Securities and Exchange Commission. The Board has further determined Mr. Hebenstreit qualifies as an “Audit Committee Financial Expert” and will be so designated upon Mr. West’s retirement from the Board. As a regulated financial company, risk evaluation is inherent in overseeing the Company’s financial statements, and the Company’s compliance with legal and regulatory requirements. For that reason, the Audit Committee is the primary vehicle for risk oversight and reviews reports from legal, audit, compliance, loan review, corporate finance and the Executive Risk Management Committee at each of its meetings. The charter of the Audit Committee may be found on the Company’s website at www.commercebank.com/governance.

The Audit Committee’s responsibilities, discussed in detail in the charter, include:

•	Monitoring the accounting and financial reporting processes of the Company and the audits of its financial statements;

•	Monitoring the performance of the Company’s internal audit function and independent registered public accountants;

•	Monitoring the performance of the Company’s loan review function;

•	Providing oversight of the Company’s compliance with legal and regulatory requirements;

•	Appointing and replacing the Company’s independent registered public accountant, including approving compensation, overseeing work performed and resolving any disagreements with management; and

•	Pre-approving all auditing and permitted non-auditing services.

Complete information on the activity of the Audit Committee is provided in the Audit Committee Report on page 38.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee met once in 2009. The Compensation and Human Resources Committee is comprised solely of independent, non-employee directors. The charter of the Compensation and Human Resources Committee may be found on the Company’s website at www.commercebank.com/governance.

The Compensation and Human Resources Committee’s responsibilities, discussed in detail in the charter, include the following:

•	Establishing the Company’s general compensation philosophy and overseeing the development and implementation of executive and senior management compensation programs;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of executives and senior management;

•	Reviewing the performance of executives and senior management;

•	Determining the appropriate compensation levels for executives and senior management; and

•	Making recommendations to the Board with respect to the Company’s incentive plans and equity-based plans.

The Compensation and Human Resources Committee’s processes for considering and determining executive compensation are described under the heading “Compensation and Human Resources Committee Processes” in the Compensation Discussion and Analysis.

Committee on Governance/Directors

The Committee on Governance/Directors met once in 2009. The Committee on Governance/Directors is comprised solely of independent, non-employee directors. The charter of the Committee on Governance/Directors may be found on the Company’s website at www.commercebank.com/governance.

The Committee on Governance/Directors’ responsibilities, discussed in detail in the charter, include the following:

•	Evaluating proposed candidates for directorship in the Company;

•	Evaluating Board performance;

•	Establishing the agenda for the annual meeting of shareholders;

•	Evaluating the quality of the information and analysis presented to the Board and standing committees;

•	Assessing the independence of directors; and

•	Evaluating the performance of the Company relative to corporate governance matters.

The Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board and chairs the Board’s Executive Sessions.

With respect to its recommendations of prospective candidates to the Board, the Committee on Governance/Directors may establish the criteria for director service and will consider, among other things, the independence of the candidates under NASDAQ standards and such experience and moral character as to create value to the Board, the Company and its shareholders. With respect to incumbent candidates, the Committee on Governance/Directors will also consider meeting attendance, meeting participation and ownership of Company stock. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business, government, the financial industry, education and other areas are prime measures for any nominee. Diversity is a consideration, but is not the subject of a specific Board policy. The Board has approved the Corporate Social Responsibility Report, referenced above under “Corporate Governance Guidelines,” and adheres to the diversity guidelines contained in such report. The Committee on Governance/Directors will consider individuals for Board membership that are proposed by shareholders in accordance with the provisions of the Company’s bylaws. A description of those provisions can be found under “Shareholder Proposals and Nominations” below. The Committee on Governance/Directors will consider individuals proposed by shareholders under the same criteria as all other individuals.

By the end of February of each year, the Committee on Governance/Directors meets and makes its recommendations to the Board of its proposed slate of Directors for the class of directors to be elected at the next annual meeting; the date, time and place of the annual meeting; and the matters to be placed on the agenda for the annual meeting. At its meeting on January 25, 2010, the Committee on Governance/Directors determined its nominees for the Class of 2013. With respect to the nominees for the Class of 2013 who are not standing for re-election, Mr. Devanny was recommended to the Committee on Governance/Directors by the chief executive officer and an executive officer other than the chief executive officer, and Mr. Schnuck was recommended to the Committee on Governance/Directors by a non-management director, the chief executive officer, and an executive officer other than the chief executive officer.

Shareholder Proposals and Nominations

If a shareholder intends to present a proposal for consideration at the Company’s annual meeting to be held on April 20, 2011, the proposal must be in proper form pursuant to SEC Rule 14a-8 and must be received by the Secretary of the Company at its principal offices no later than November 18, 2010.

Shareholder nominations for directors and shareholder proposals that are not presented pursuant to SEC Rule 14a-8 must comply with the Company’s bylaws. In order to be considered, shareholders must provide timely notice to the Secretary. To be timely, the notices for the April 20, 2011 annual meeting must be received by the Secretary no later than February 18, 2011 nor before January 19, 2011. The notices must contain the name and record address of the shareholder, and the class or series and the number of shares of Company capital stock owned beneficially or of record by the shareholder.

The notice must also provide a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) or shareholder proposal is made; and a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or bring the business proposal before the meeting. The notice must also set forth as to each person the shareholder proposes to nominate for election as a director the name, age, business and residence address of the person; the principal occupation or employment of the person; the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and any other information relating to the person nominated or the nominating shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934. Lastly, the notice must also be accompanied by a written consent of each proposed nominee to be named a nominee and to serve as a director if elected.

If the notice is for shareholder proposals, the notice must also set forth a brief description of the business to be brought before the meeting, and the reasons for conducting such business at the meeting, and any material interest of such shareholder in such business.

Transactions with Related Persons

The Board of Directors has adopted a Related Party Transaction Policy (“Policy”). The purpose of the Policy is to establish procedures for the identification and approval, if necessary, of transactions between the Company and any director, nominee for director, beneficial owner of more than 5% of the Company’s securities, executive officer or any person or entity deemed related to any of the foregoing (“Related Party”) that are material or not in the ordinary course of business.

The Policy may be found on the Company’s website at www.commercebank.com/governance. The Policy is intended to identify all transactions with Related Parties where payments are made by the Company to or for the direct or indirect benefit of a Related Party. The procedures, discussed in detail in the Policy, include the following:

•	The collection and maintenance of a Related Party list derived from the records of the Company and the responses to an annual questionnaire completed by directors and executive officers;

•	The distribution of the list to the appropriate officers and employees of the Company so that transactions with Related Parties may be identified;

•	A quarterly comparison of the list to payments made by the Company;

•	Preparation and delivery of a report to the General Counsel of the Company for review, analysis and an initial determination of whether the transaction is material and falls within the Policy; and

•	Referral to the Company’s Disclosure Committee, which consists of the Company’s Chief Risk Officer, Controller, Auditor and General Counsel, of any transaction that may be considered material and require approval or ratification by the Board of Directors or Audit Committee or disclosure in a Proxy Statement.

The Policy provides guidance for determination of materiality. The amount of the transaction, the application of any exemption or exclusion, the provisions of the Company’s Code of Ethics, and general principles of corporate transparency may be considered. The Policy deems certain transactions exempt and pre-approved, including compensation paid for service as a director or executive officer, transactions involving depositary or similar payment services, transactions that are the result of a competitive bidding process, and transactions arising solely from the ownership of the Company’s equity securities. The Policy provides further guidance to the Board or Audit

Committee in regard to the approval or ratification of the transaction and prohibits the participation by a Related Party in the discussion, approval or ratification of a transaction.

Pursuant to the application of the Policy, it was determined that Messrs. David W. Kemper and Jonathan M. Kemper are directors of Tower Properties Company (“Tower”), and Mr. Jonathan M. Kemper is the non-compensated Chairman of the Board of Tower. Tower is primarily engaged in the business of owning, developing, leasing and managing real property.

At December 31, 2009, Messrs. David W. Kemper and Jonathan M. Kemper together with members of their immediate families beneficially own approximately 73% of Tower. During 2009, the Company, or its subsidiaries, paid Tower $353,000 for rent on leased properties, $14,000 for leasing fees, $115,000 for operation of parking garages, $61,000 for property construction management fees and $1,704,000 for building management fees.

During 2009, Commerce Bank, N.A. paid a salary of $144,170 to Michael Fields, the brother-in-law of Messrs. David W. Kemper and Jonathan M. Kemper. During 2009, the Company paid a salary of $171,446 to John W. Kemper, the son of David W. Kemper.

Various Related Parties have deposit accounts with the subsidiary bank of the Company, and some Related Parties also have other transactions with the subsidiary bank, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company’s Directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s common stocks and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s Directors and all executive officers subject to the reporting requirements satisfied such requirements in full, except for the following delinquencies which were filed on either Form 4 or Form 5: for David W. Kemper a delinquent Form 4 was filed to report the acquisition of stock through an exempt grant of stock; and for Jonathan M. Kemper a delinquent Form 4 was filed to report the disposition of stock through an open market transaction.

Director Compensation

An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors (the “Director Plan”). Under the Director Plan, all compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an additional amount equal to 25% of the compensation credited to the director’s account. As of the last business day of each month, the cash balance payable to a director is credited to the director’s account and converted to whole shares of common stock of the Company based on the last sale price of the Company’s common stock as reported by the National Market System of NASDAQ on such date, or if no sale price is reported on such date, the next preceding day for which a sale price is reported. Any balance remaining in a participant’s account is carried forward for investment in the next month.

As soon as practicable after the end of each year, the Company issues each non-employee director the number of shares of Company common stock credited to the director’s account and any cash balance in the account is carried forward for investment in the next year. If a director dies or ceases to be a non-employee director during the year, the Company will distribute to the director (or his or her beneficiary), as soon as reasonably practicable, the number of shares of Company common stock credited to the director’s account, along with any cash credited to the account. A participant in the Director Plan has no right to vote or receive dividends or any other rights as a shareholder with respect to shares credited to the participant’s account until such shares are actually issued.

Each non-employee director of the Company is paid the following amounts, as applicable (each adjusted to include the additional 25% contribution by the Company): an annual retainer of $15,000 (paid on a quarterly basis); a fee of $3,000 for attendance (in person or by phone) at each meeting of the Board of Directors; a fee of $750 for attendance (in person or by phone) at each meeting of a committee of which the director is a member; and an annual fee of $5,000 for service as a committee chair. Changes to directors’ compensation are initiated by our chief executive officer (“CEO”) and presented to the Committee on Governance/Directors. The Chairman of the Committee on Governance/Directors then presents any changes to the full Board of Directors for its approval.

Compensation earned during 2009 by the non-employee directors of the Company for their service as directors is listed in the table below.

Director Compensation

					Change in
					Pension
	Fees Earned			Non-Equity	Value and
	or Paid in	Stock	Option	Incentive Plan	NQDC	All Other
	Cash (1)	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

John R. Capps	$25,500	$—	$—	$—	$—	$—	$25,500
W. Thomas Grant, II	$25,500	$—	$—	$—	$—	$—	$25,500
James B. Hebenstreit	$37,250	$—	$—	$—	$—	$—	$37,250
Thomas A. McDonnell	$30,000	$—	$—	$—	$—	$—	$30,000
Terry O. Meek	$27,750	$—	$—	$—	$—	$—	$27,750
Benjamin F. Rassieur, III	$30,000	$—	$—	$—	$—	$—	$30,000
Dan C. Simons	$27,750	$—	$—	$—	$—	$—	$27,750
Andrew C. Taylor	$35,000	$—	$—	$—	$—	$—	$35,000
Kimberly G. Walker	$29,250	$—	$—	$—	$—	$—	$29,250
Robert H. West	$37,250	$—	$—	$—	$—	$—	$37,250

(1)	Fees earned were credited to the Director Plan and converted to shares of the Company’s common stock during 2009. In January 2010, the following number of shares were issued to the non-employee directors: Mr. Capps — 760 shares; Mr. Grant — 750 shares; Mr. Hebenstreit — 1,101 shares; Mr. McDonnell — 885 shares; Mr. Meek — 819 shares; Mr. Rassieur — 886 shares; Mr. Simons — 818 shares; Mr. Taylor — 1,034 shares; Ms. Walker — 865 shares; and Mr. West — 1,101 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides information regarding the compensation programs for our CEO, chief financial officer (“CFO”), and three other most highly compensated executives (collectively, our “NEOs”), including the overall objectives of our compensation program and what it is designed to reward, each element of compensation that we provide, and an explanation of the reasons for the compensation decisions we have made regarding these individuals with respect to 2009. Our NEOs for 2009 were as follows:

Name	Title

David W. Kemper	Chairman, President and CEO
A. Bayard Clark	Executive Vice President and CFO (until June 30)
Charles G. Kim	Executive Vice President and CFO (CFO from July 1)
Jonathan M. Kemper	Vice Chairman
Seth M. Leadbeater	Vice Chairman
Kevin G. Barth	Executive Vice President

Objectives of Our Compensation Program

The Company’s compensation program has the following objectives:

•	Provide total compensation that is competitive with bank holding companies in geographic proximity, comparable asset size, and considered a direct competitor in order to attract and retain top performers;

•	Align the interests of our executive officers with the long-term interests of our shareholders;

•	Provide reward systems that are credible and consistent with our core values; and

•	Reward individuals for results rather than on the basis of seniority, tenure, or other entitlement.

Compensation and Human Resources Committee Processes

The Compensation and Human Resources Committee (the “Committee”) is responsible for establishing the Company’s compensation philosophy and ensuring that the objectives of the Company’s compensation program are satisfied.

Benchmarks

For all NEOs, the Committee reviewed compensation data from the Towers Perrin 2009 Financial Service Executive Survey and the US Commercial Bank Survey (the “Towers Perrin Survey”). Participants included in this survey had median assets of $49.0B to $154.4B depending on the specific position that was analyzed. All position data was regressed, when possible, for assets of $20B. Each NEO was individually compared to descriptions in the Towers Perrin Survey in order to best match overall compensation levels of our NEOs with comparable executive officer positions for the companies included in the Towers Perrin Survey. The input of Towers Perrin was limited to supplying the survey data and performing the regression analysis for each NEO position where possible. The Committee did not use any other outside compensation consultants in determining or recommending any amount or form of compensation for our NEOs.

In addition to considering the Towers Perrin Survey to review compensation levels for our CEO for 2009, the Committee considered publicly available compensation data from a comparison group of six publicly traded financial services companies (the “Comparison Group”) approved by the Committee with total assets that are comparable to the Company. Those companies were:

•	Associated Banc-Corp

•	BOK Financial Corp

•	City National Corp

•	Cullen/Frost Bankers, Inc.

•	FirstMerit Corp.

•	TCF Financial Corp

References in this compensation discussion and analysis to the “Benchmarks” refer to the Towers Perrin Survey and the Comparison Group to the extent the “Benchmarks” relate to our CEO, and refer to only the Towers Perrin Survey to the extent the “Benchmarks” relate to our other NEOs.

Performance Reviews

Each of our executive officers performs an annual self-evaluation of previous year performance and goals for the upcoming year. Our CEO conducts performance evaluations of each of our other executive officers, presents the evaluations to the Committee, and makes recommendations to the Committee as to their compensation. The Committee conducts an annual performance evaluation of our CEO and evaluates the recommendations of our CEO as to other executive officers. The performance review of our CEO is based on the financial performance of the Company, the increase in the franchise value of the Company, growth in the human capital of the organization, strategic investments of the Company, and the Company’s overall management of risk.

The CEO and all NEOs are evaluated against four key measurements used throughout the company: revenue, pre-tax profit, customer satisfaction and employee engagement. The targets and results of these measurements are based on corporate-wide results. The CEO and all other NEOs have the same target and all share the final results. Revenue and pre-tax profit (in addition to net income results) are also used in the formula for our annual cash incentive plan. In addition to the system-wide measures, each executive is evaluated on their individual areas of responsibility and against the objectives outlined in their performance review. The individual performance and contribution criteria may include:

•	overall job knowledge and technical skills

•	alignment of personal behavior with our company core values

•	achievement of financial metrics related to a specific line of business

•	achievement of defined operational goals

•	contribution to special projects

•	management of risk

•	development of people within their respective team

•	effective communication practices

•	ability to solve problems effectively

•	assumption of new responsibilities.

The Committee discusses the CEO evaluation without our CEO being present and a Committee member presents the Committee’s recommendations for executive officer compensation to the full Board of Directors.

Setting Compensation

Based on the performance evaluations, an analysis of the Benchmarks, and a review of the Company’s goals and objectives, the Committee approves, and submits to the Board of Directors for approval, base salary (effective April 1), annual incentive compensation targets and amounts, and long-term equity awards for our executive officers for the current year, as well as incentive compensation earned for the prior year. The Committee’s approval generally occurs during January and the Committee makes its presentation to the Board of Directors at the next regularly scheduled meeting, which generally occurs in late January or early February. All equity awards are granted on the date the Board approves the awards using the fair market value of the Company’s stock at the close of that business day.

The process includes a review by the CEO of outside benchmarks for the other NEOs prior to the committee meeting. The outside benchmarks for the other NEOs are reviewed for current market data on base salary, annual cash incentives and long-term equity awards. The benchmark information is compared to each of the other NEO’s current compensation as detailed on the tally sheets. The CEO details the compensation data and discusses the reasons for his recommendations for the other NEOs during the committee meeting.

The timing of compensation decisions is driven by a variety of tax considerations. To the extent the Committee determines that an award is intended to satisfy the deductibility requirements under Section 162(m) of the Internal Revenue Code, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Internal Revenue Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 15.

There is no policy for the allocation between cash and non-cash or annual and long-term compensation. Instead, the Committee determines the allocation of each component of compensation based on the role of each executive officer in the Company, performance evaluations, the Benchmarks, and knowledge of our local markets. Generally, the percentage of compensation consisting of the annual cash incentive and long-term equity awards increases as the responsibilities of the executive officer and the executive officer’s ability to affect Company performance increase. The compensation elements for our CEO for 2009 were allocated as follows: 55.0% base salary, 25% annual cash incentive, and 20% long-term equity awards. The Committee feels that a greater percentage of the CEO’s compensation should be based on the long term performance of the Company than the percentage used for the other NEOs, but has not identified a specific target. On average, the compensation elements for our other NEOs for 2009 were allocated as follows: 63% base salary, 19% annual cash incentive, and 18% long-term equity awards. For purposes of the above calculations, the long-term equity awards were valued as of the grant date using the Black Scholes valuation model. Other benefits, including Company allocations and contributions to benefit plans and perquisites, while not considered in determining these allocations, are provided to our executive officers in order to offer a total compensation package that is competitive in the marketplace.

The amount of salary, annual cash incentive and long-term equity awards is considered individually and in combination so that the total of such compensation is targeted at approximately the 50th percentile of the applicable Benchmarks. The total compensation data for 2009 of our NEOs did not exceed the outlined parameter. Realized and unrealized equity compensation gains and vesting of prior equity grants are not considered by the Committee when establishing compensation. The factors used to determine base salary, annual cash incentives, and long-term equity awards are discussed in more detail under the heading “Elements of Compensation” below. The Committee used tally sheets to set compensation for our executive officers for 2009. The tally sheets were included in the packet of data that was sent to the Committee for review prior to the meeting and used during the meeting for discussion purposes. The tally sheets were used as tools for review of total compensation comparison of the NEOs and included information such as:

•	Base salary for 2008 and 2009

•	Bonus information for 2008 and 2009

•	Stock awards with specific grant amortization expense for 2008 and 2009

•	Stock option information with specific grant amortization expense for 2008 and 2009

•	Change in pension value

•	Details on all other compensation by category

If our financial statements were to be restated or adjusted in a manner that would have reduced the size of a prior incentive award, the Committee will consider that information when determining future compensation.

Elements of Compensation

Base Salary

Base salary is a guaranteed element of annual compensation on which our executive officers may rely, regardless of performance. Base salary reflects the external market value of a particular position based on the experiences and qualifications that an individual brings to the position. Base salary levels for our NEOs were reviewed against the Benchmarks to determine whether salary levels are appropriate. Factors included in the comparison of base salaries of our NEOs to those in the Benchmarks included the relative size of companies, financial performance (both currently and over a period of time), and the experience and responsibility of the individuals. The Committee does not assign a weight to any particular factor.

Annual Cash Incentive Compensation

In furtherance of the Company’s pay for performance philosophy, the Company’s Executive Incentive Compensation Plan (“EICP”) is a short-term cash incentive plan to reward our executive officers for the achievement of Company annual performance goals. The Committee approved a new formula for the calculation of cash incentives for the NEOs during its regularly scheduled meeting in January of 2009. The new formula replaces the earnings per share component with net income, and adds a new component of relative performance to peers. The Committee believes the new measures better represent the realities of our earnings environment. Therefore, in awarding 2009 annual cash incentives, the factors considered by the Committee are the Company’s financial performance (the “Company Performance Factor”) compared to performance by peers and the annual target for the following categories — net income, revenue, and pre-tax net income.

Our NEOs are eligible to receive an annual cash incentive equal to a percentage of their base salary. During the Compensation and Human Resources Committee meeting in January 2009 it was determined that there would be no adjustments to the target percent for the annual cash incentive component for the CEO and the other NEOs for performance year 2009, except that Mr. Clark would not be eligible for a 2009 annual cash incentive.

The target annual cash incentives as percentages of base salary for our NEOs in 2009 were as follows:

Name	Target Percentage

David W. Kemper	90%
A. Bayard Clark	0%
Jonathan M. Kemper	65%
Seth M. Leadbeater	60%
Kevin G. Barth	60%
Charles G. Kim	60%

In determining the amount of annual cash incentives to be paid under the EICP in 2010 for 2009 performance, the Committee weighted the components of the Company Performance Factor as follows:

•	60% based on actual net income of $169.07 million with the payout percent determined on a scale which targets $215 million as the 100% payout level. For the net income component there is a 1% decrease in payment for each $1 million below target down to $190 million and a 1.3% decrease in payment for each $1 million below $190 million. There is no net income component allocation for net income below $152 million.

•	20% based on the Committee’s subjective evaluation of the Company’s performance relative to peers.

•	10% based on actual revenue results of $1.025 billion versus a target of $1.017 billion.

•	10% based on actual pre-tax net income of $243 million versus a target of $256 million.

For the revenue and pre-tax net income components, for every 1% above/below target, the eligible incentive tied to the factor increases/decreases by 5%.

For purposes of the EICP:

•	Net income means the amount of money the Company made for the year.

•	Revenue means the Company’s net interest income and non-interest income.

•	Pre-tax net income means the Company’s pre-tax net income excluding securities gains.

For example: Assume for 2009 that an NEO’s base salary was $200,000; target annual cash incentive percentage was 50%; actual net income was $169 million; actual revenue was .5% above target; actual pre-tax net income was 5% below target. The net income percentage would be 47.7%, the revenue percentage would be 2.5%, and the pre-tax net income percentage would be -25%. The Committee determined the performance relative to peers factor to be 68%. Therefore, the annual incentive compensation for the officer would be:

$100,000 * [(60% * 47.7%) + (10% * 102.5%) + (10% * 75%)] + (20% * 68%) = $59,970

For 2009 performance, the calculated payout was 60% of target for all NEOs. In addition, the Committee has reserved discretion to declare additional compensation to the NEOs that does not qualify as “performance based” under Internal Revenue Code Section 162(m). The Committee did not use such discretion on payouts for this year.

Long-Term Equity Awards

Stock option and restricted stock grants have historically been awarded to provide our executive officers with long-term equity awards for profitable growth, to more closely align their interests with the interests of our shareholders, and for retention purposes. The 2005 Equity Incentive Plan, which was approved at the 2005 Annual

Meeting of Shareholders, provides for the issuance of equity-based awards, including stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units, and performance shares and performance units. Commencing in 2006, the Company began issuing SARs in lieu of nonqualified stock options.

In determining the level and type of equity awards for the NEOs in 2009, the Committee considered the restricted stock awards for each NEO, so that the aggregate value of the restricted stock equals a targeted percentage of each NEO’s base salary consistent with the applicable Benchmarks. The Committee also considered stock option/SAR grant practices of the Benchmarks, the level of FAS 123R expense that the Company will incur, and expected long-term Company performance and individual contributions over time.

The annual award of restricted stock is determined by a formula. Each NEO was awarded restricted stock during 2009 with a value equal to 35% of the average annual cash incentive target for the officer for the three prior years, multiplied by the average Company Performance Factor for the three prior years. The restricted stock awards vest at the end of five years. However, holders of restricted stock will receive cash and stock dividends declared by the Company prior to the vesting date.

For example: The Company Performance Factors for 2009, 2008 and 2007 were 60%, 30.8%, and 64.8%, respectively. Therefore, the three-year average Company Performance Factor in 2009 was 51.9%. If the NEO’s three-year average annual cash incentive target were $100,000, the officer would receive restricted stock in 2009 equal to $18,165 ($100,000 * 35% * 51.9% = $18,165).

Other Benefits

Restated Retirement Plan

The Company maintains the Commerce Bancshares Restated Retirement Plan (the “Retirement Plan”). The Retirement Plan provides benefits based upon earnings, age and years of participation. Our NEOs were participants in the Retirement Plan during 2009. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the Retirement Plan and our NEOs’ benefits under the plan.

Executive Retirement Plan

Effective January 1, 1995, the Company maintains the Commerce Executive Retirement Plan (“CERP”), a nonqualified plan established to provide benefits to a select group of executives on compensation in excess of the allowable amount under the Company’s pension and 401(k) plans. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the CERP.

If a participant has no CERP benefit other than a grandfathered Pre-2005 CERP Benefit, then such benefit is paid in the same form as payments are made from the Retirement Plan and will commence within one year following commencement of distributions from the Retirement Plan. Otherwise, the Pre-2005 benefit is paid in the same form and at the same time as the Post-2004 CERP benefit is paid. The Post-2004 CERP Benefit is payable either during the calendar year following the year separation from service occurs, or within 90 days following separation from service or disability, at the participant’s election. However, if the participant’s CERP benefits exceed $1,000,000, then the participant may receive payment within 90 days following the earlier of death or the year elected by the participant. Participants may elect to receive payment in a lump sum or over a period of up to 10 years.

The CERP is intended to be a part of participating executive officers’ total compensation. The CERP also provides equitable treatment to participants because it provides retirement benefits which are, as a percentage of total compensation, commensurate with the benefits provided to other employees of the Company.

Deferred Compensation

Our NEOs are eligible to participate in a nonqualified deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute a percentage of their annual cash incentive award under this plan and, therefore, defer income tax on these amounts. See “Executive Compensation — Nonqualified Deferred

Compensation Narrative” of this Proxy Statement for a description of the deferred compensation plan. This benefit is not considered by the Committee in setting other compensation for our NEOs.

Perquisites

Our NEOs are eligible for personal use of the Company airplane (in accordance with our corporate airplane policy) and long-term care insurance, the premiums for which are paid by the Company. Our NEOs are also reimbursed for club dues as necessary for business purposes. All employees, including the NEOs, are covered under our health and welfare plans and the Company pays the premiums for basic coverage life and long-term disability and subsidizes the cost of other coverages. The value of all perquisites is determined and included as additional compensation to the NEOs without any gross up to compensate for accompanying taxes. Our use of perquisites as an element of compensation is limited and is largely based on our historical practices and policies. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Severance Agreements

We have entered into severance agreements with each of our NEOs. These agreements provide payments or benefits following the occurrence of both a change in control and a qualifying termination. The Committee believes these agreements serve the best interests of the Company and its shareholders by ensuring that, if a change in control were ever under consideration, the NEOs would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decision of the Board without being unduly influenced by personal concerns such as the economic consequences of possibly losing their jobs following a change in control. These agreements also provide an incentive for our NEOs not to seek other employment due to concern over losing their positions if a change in control were ever under consideration. Additional information regarding these severance agreements is found under the heading “Employment Agreements and Elements of Post-Termination Compensation” of this Proxy Statement.

Stock Ownership Guidelines

In order to continue to be eligible to receive long-term equity awards, our executive officers must meet stock ownership requirements as follows:

• Chairman	6 times base salary
• Vice Chairman	4 times base salary
• Executive Vice President	2 times base salary

Generally, an executive officer must achieve the applicable targeted ownership level within three years of being named an executive officer. As of December 31, 2009, each NEO exceeded his required share ownership level. Stock that will be considered in order to meet ownership guidelines includes all shares with respect to which the executive officer has direct or indirect ownership or control, including restricted stock (regardless of whether vested), and shares held in the executive officer’s 401(k) plan account, but does not include unexercised stock options or SARs.

Impact of Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to our NEOs. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. It is the Committee’s position that in administering the “performance-based” portion of the Company’s executive compensation program, it will attempt to satisfy the requirements for deductibility under Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive’s performance and that the total compensation system for executives should be managed in accordance with the objectives outlined in this discussion and in the overall best interests of the Company’s shareholders. Should the requirements for deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with what the Committee believes to be in the best interests of the shareholders, the Committee may authorize compensation which is not fully deductible for any given year.

The Company adopted FAS 123 in 2003 and has been expensing equity-based awards since that time. In 2006, the Company also adopted provisions of FAS 123R when that standard became effective. The changes in the accounting for these kinds of equity awards did not have a material impact on the financial statements of the Company.

Recoupment Policy

In order to further align the interests of the Company’s Executive Committee with the interests of the shareholders and support good governance practices, the Company’s Board of Directors and the Committee have adopted a recoupment policy applicable to annual cash incentive compensation and long-term equity awards. As adopted in February, 2010, the policy generally provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct or error (as determined by the Independent Directors), the Company may, in the discretion of the Independent Directors, take action for the Company to recoup from Executives all or any portion of an Incentive Award received by the Executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company shall be entitled to recoup up to the amount, if any, by which the Incentive Award actually received by the Executive exceeded the payment that would have been received based on the restated financial results. The Company’s right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Incentive Award.

For purposes of the policy:

(i)	“Executive” means an individual who, during any portion of the period for which the applicable financial results are restated, was a member of the Company’s Executive Management Committee.

(ii)	“Incentive Award” means any cash or stock-based award (including stock appreciation rights) under the Company’s Executive Incentive Compensation Plan or Equity Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets, and that was granted on or after the date of adoption of the Recoupment Policy.

(iii)	“Independent Directors” means those members of the Board of Directors who are considered independent pursuant to NASDAQ listing requirements.

The Company may also dismiss or pursue other legal remedies against the Executive.

Risk Analysis

The Company’s human resources and internal auditing groups conducted a risk assessment of the Company’s compensation programs, including the executive compensation programs. The Committee reviewed and discussed the findings of the assessment and concluded that the Company’s compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not motivate executives to take unnecessary or excessive risks. In considering its assessment, the Committee had available to it the following attributes of our programs:

•	the balance between annual and longer-term performance opportunities;

•	alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

•	the use of multiple performance measures tied to key measures that motivate proper performance;

•	the Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts;

•	stock ownership guidelines that align executives’ interests with those of the Company’s shareholders;

•	the Company’s recoupment policy (see “Recoupment Policy” above);

•	the Company’s approach to compensation relative to peers; and

•	the absence of disproportionately large severance or supplemental pension opportunities.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation and Human Resources Committee of Commerce Bancshares, Inc. Board of Directors

Andrew C. Taylor, Chairman
W. Thomas Grant, II
Terry O. Meek

EXECUTIVE COMPENSATION

The following table summarizes the total compensation paid or earned by each of our NEOs for the fiscal year ended December 31, 2009.

Summary Compensation Table

							Change
						Non-	in
						Equity	Pension
						Incentive	Value
						Plan	and	All Other
				Stock	Option	Compen-	NQDC	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name & Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

David W. Kemper, CEO	2009	$848,548	$—	$938,535	$—	$457,961	$155,851	$94,179	$2,495,074
	2008	$841,250	$147,003	$186,568	$863,074	$234,822	$169,852	$104,608	$2,547,177
	2007	$811,625	$217,792	$193,972	$1,081,863	$298,708	$—	$102,634	$2,706,594
A. Bayard Clark,	2009	$235,501	$—	$156,014	$—	$—	$53,244	$25,473	$470,232
CFO (until 6/30/2009)	2008	$263,150	$25,554	$32,731	$142,153	$40,821	$55,078	$27,758	$587,245
	2007	$253,950	$38,140	$34,265	$178,189	$51,860	$8,882	$28,351	$593,637
Charles G. Kim,	2009	$345,023	$—	$195,864	$—	$124,138	$19,104	$33,045	$717,174
Executive Vice President	2008	$337,500	$39,847	$45,187	$172,615	$63,653	$17,615	$34,439	$710,856
and CFO	2007	$310,000	$65,455	$45,389	$203,645	$76,545	$—	$32,086	$733,120
Jonathan M. Kemper,	2009	$437,524	$—	$389,163	$—	$170,540	$63,036	$43,759	$1,104,022
Vice Chairman	2008	$433,700	$54,743	$67,554	$365,537	$87,445	$65,407	$46,560	$1,120,946
	2007	$418,725	$81,330	$69,077	$458,201	$111,170	$—	$44,807	$1,183,310
Seth M. Leadbeater,	2009	$345,023	$—	$206,832	$—	$124,138	$28,358	$34,201	$738,552
Vice Chairman	2008	$342,075	$39,847	$48,642	$182,769	$63,653	$27,089	$39,783	$743,858
	2007	$330,100	$59,008	$49,114	$229,100	$80,992	$—	$43,523	$791,837
Kevin G. Barth,	2009	$345,023	$—	$195,864	$—	$124,138	$18,415	$33,505	$716,945
Executive Vice President	2008	$337,500	$39,847	$45,187	$172,615	$63,653	$17,008	$34,877	$710,687
	2007	$310,000	$65,455	$43,949	$203,645	$76,545	$—	$38,401	$737,995

(1)	Amounts reflect discretionary bonuses and are discussed in further detail under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

(2)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718.

(3)	Amounts reflect the aggregate grant date fair value of option and SARs awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating the value of these awards are discussed in Note 11 to the consolidated financial statements in our 2009 Annual Report on Form 10-K.

(4)	Amounts reflect the cash incentive awards earned in fiscal years 2009, 2008 and 2007 and paid in the following year under the EICP, which is discussed in further detail under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis. Incentive awards elected to be deferred for 2009, 2008 and 2007, respectively, were as follows: Messrs. Clark — $0, $40,821 and $51,860; J. Kemper — $0, $87,445 and $111,170; and Barth — $10,000, $50,000 and $50,000.

(5)	Amounts reflect the actuarial increase in the present value of benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See “Pension Benefits Narrative” for further information regarding the Company’s pension plans. For year 2007, the interest rate used in these calculations increased, resulting in a loss for several NEOs. The losses are shown as zero and were as follows: Messrs. D. Kemper $15,364; Kim $9,758; J. Kemper $14,224; Leadbeater $5,035; and Barth $9,136.

(6)	All Other Compensation is comprised of the following amounts:

			Premiums for
			Group Term	CERP		Total
		401(k)	Life	Contribution	Perquisites	All Other
Name		Match	Insurance	Credits	(a)	Compensation

David W. Kemper	2009	$16,500	$2,322	$70,113	$5,244	$94,179
	2008	$15,500	$2,322	$80,167	$6,619	$104,608
	2007	$15,500	$2,322	$79,535	$5,277	$102,634
A. Bayard Clark	2009	$16,500	$2,405	$5,021	$1,547	$25,473
	2008	$15,500	$2,736	$9,395	$127	$27,758
	2007	$15,500	$2,627	$10,097	$127	$28,351
Charles G. Kim	2009	$16,500	$810	$15,377	$358	$33,045
	2008	$15,500	$798	$18,083	$58	$34,439
	2007	$15,500	$748	$15,780	$58	$32,086
Jonathan M. Kemper	2009	$16,500	$2,322	$24,464	$473	$43,759
	2008	$15,500	$2,322	$28,476	$262	$46,560
	2007	$15,500	$1,242	$27,981	$84	$44,807
Seth M. Leadbeater	2009	$16,500	$2,322	$15,283	$96	$34,201
	2008	$15,500	$2,322	$18,605	$3,356	$39,783
	2007	$15,500	$2,297	$19,409	$6,317	$43,523
Kevin G. Barth	2009	$16,500	$810	$15,302	$893	$33,505
	2008	$15,500	$798	$18,114	$465	$34,877
	2007	$15,500	$748	$15,871	$6,282	$38,401

(a)	Perquisites include personal use related to club dues, long-term care insurance premiums paid by the Company and personal use of the Company airplane. We calculated the incremental cost of personal airplane usage based on the cost of fuel, landing fees, trip-related hanger costs, and incremental crew expenses. We also include other airplane-related expenses incurred or accrued pro-rata based on actual number of miles flown because we believe, on average, it fairly approximates our incremental costs of individual trips.

Grants of Plan-Based Awards in 2009

		Estimated Possible			Estimated Future			All Other Stock	All Other Option		Grant Date
		Payouts Under			Payouts Under			Awards:	Awards:	Exercise	Fair Value
		Non-Equity Incentive			Equity Incentive Plan			Number of	Number of	or Base	of Stock
		Plan Awards			Awards			Shares of	Securities	Price of	and
		Thres-		Maxi-	Thres-		Maxi-	Stock or	Underlying	Option	Option
	Grant	hold	Target	mum	hold	Target	mum	Units	Options	Awards	Awards
Name	Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)	($)

David W. Kemper	2/6/2009							26,504			$938,535
			$763,650
A. Bayard Clark	2/6/2009							4,406			$156,014
			$—
Charles G. Kim	2/6/2009							5,530			$195,864
			$207,000
Jonathan M. Kemper	2/6/2009							10,990			$389,163
			$284,375
Seth M. Leadbeater	2/6/2009							5,841			$206,832
			$207,000
Kevin G. Barth	2/6/2009							5,530			$195,864
			$207,000

(1)	Represents the target amount payable under the EICP for 2009 performance. There was no threshold or maximum amount payable under the EICP if actual performance was less than or greater than target. For a description of the EICP, see “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis. The actual amount earned is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents restricted stock granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the Compensation Discussion and Analysis.

(3)	Represents SARs granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the Compensation Discussion and Analysis.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
			Equity						Number	or Payout
			Incentive						of	Value of
			Plan						Unearned	Unearned
	Number of	Number of	Awards:					Market	Shares,	Shares,
	Securities	Securities	Number of					Value of	Units or	Units or
	Underlying	Underlying	Securities			Number of		Shares or	Other	Other
	Unexercised	Unexercised	Underlying			Shares or		Units of	Rights	Rights
	Options	Options	Unexercised	Option		Units of Stock		Stock That	That	That
	(Number	(Number	Unearned	Exercise	Option	That Have Not		Have Not	Have Not	Have Not
	Exercisable)	Unexercisable)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	(#)(1)	(#)(1)	(#)	($)	Date	(#)		($)	(#)	($)

David W. Kemper	113,905			$37.23	3/5/2014
	108,481			$36.95	1/28/2015
	77,487	25,829		$42.74	2/17/2016
	49,198	49,199		$42.90	2/2/2017
	26,942	80,826		$41.23	2/1/2018
						45,253	(2)	$1,752,196

	Option Awards				Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
			Equity						Number	or Payout
			Incentive						of	Value of
			Plan						Unearned	Unearned
	Number of	Number of	Awards:					Market	Shares,	Shares,
	Securities	Securities	Number of					Value of	Units or	Units or
	Underlying	Underlying	Securities			Number of		Shares or	Other	Other
	Unexercised	Unexercised	Underlying			Shares or		Units of	Rights	Rights
	Options	Options	Unexercised	Option		Units of Stock		Stock That	That	That
	(Number	(Number	Unearned	Exercise	Option	That Have Not		Have Not	Have Not	Have Not
	Exercisable)	Unexercisable)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	(#)(1)	(#)(1)	(#)	($)	Date	(#)		($)	(#)	($)

A. Bayard Clark	21,714			$25.50	3/6/2011
	21,421			$28.70	3/7/2012
	21,103			$26.45	3/6/2013
	18,759			$37.23	3/5/2014
	17,866			$36.95	1/28/2015
	12,762	4,254		$42.74	2/17/2016
	8,102	8,104		$42.90	2/2/2017
	4,437	13,313		$41.23	2/1/2018
						7,726	(3)	$299,151
Charles G. Kim	21,714			$25.50	3/6/2011
	21,421			$28.70	3/7/2012
	21,103			$26.45	3/6/2013
	20,099			$37.23	3/5/2014
	19,142			$36.95	1/28/2015
	13,673	4,558		$42.74	2/17/2016
	9,260	9,262		$42.90	2/2/2017
	5,388	16,165		$41.23	2/1/2018
						16,647	(4)	$644,572
Jonathan M. Kemper	23,506			$18.61	2/4/2010
	49,640			$25.50	3/6/2011
	51,708			$28.70	3/7/2012
	50,653			$26.45	3/6/2013
	48,241			$37.23	3/5/2014
	45,944			$36.95	1/28/2015
	32,817	10,940		$42.74	2/17/2016
	20,836	20,838		$42.90	2/2/2017
	11,410	34,233		$41.23	2/1/2018
						17,704	(5)	$685,499
Seth M. Leadbeater	25,112			$28.70	3/7/2012
	23,917			$26.45	3/6/2013
	24,119			$37.23	3/5/2014
	22,971			$36.95	1/28/2015
	16,408	5,470		$42.74	2/17/2016
	10,418	10,419		$42.90	2/2/2017
	5,705	17,116		$41.23	2/1/2018
						17,027	(6)	$659,285

	Option Awards				Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
			Equity						Number	or Payout
			Incentive						of	Value of
			Plan						Unearned	Unearned
	Number of	Number of	Awards:					Market	Shares,	Shares,
	Securities	Securities	Number of					Value of	Units or	Units or
	Underlying	Underlying	Securities			Number of		Shares or	Other	Other
	Unexercised	Unexercised	Underlying			Shares or		Units of	Rights	Rights
	Options	Options	Unexercised	Option		Units of Stock		Stock That	That	That
	(Number	(Number	Unearned	Exercise	Option	That Have Not		Have Not	Have Not	Have Not
	Exercisable)	Unexercisable)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	(#)(1)	(#)(1)	(#)	($)	Date	(#)		($)	(#)	($)

Kevin G. Barth	15,509			$25.50	3/6/2011
	17,726			$28.70	3/7/2012
	19,696			$26.45	3/6/2013
	20,099			$37.23	3/5/2014
	19,142			$36.95	1/28/2015
	13,673	4,558		$42.74	2/17/2016
	9,260	9,262		$42.90	2/2/2017
	5,388	16,165		$41.23	2/1/2018
						16,632	(7)	$643,991

(1)	Except for the SARs granted on February 17, 2006, February 2, 2007 and February 1, 2008, with an expiration date of February 17, 2016, February 2, 2017 and February 1, 2018, respectively, all amounts represent nonqualified stock options. All substantive terms of the stock options are identical — 25% are exercisable at date of grant and an additional 25% exercisable on the next three anniversary dates thereof. SARs vest 25% on the first anniversary date after the date of grant and an additional 25% exercisable on the following three anniversary dates.

(2)	Represents restricted stock granted under equity compensation plans, which vests as to 5,173 shares on January 27, 2010; 4,531 shares on February 16, 2011; 4,521 shares on February 1, 2012; 4,524 shares on January 31, 2013; 11,629 shares on February 5, 2014; 7,437 shares on February 5, 2015; and 7,438 shares on February 5, 2016.

(3)	Represents restricted stock granted under equity compensation plans, which vests as to 927 shares on January 27, 2010; 802 shares on February 16, 2011; 798 shares on February 1, 2012; 793 shares on January 31, 2013; 1,956 shares on February 5, 2014; 1,225 shares on February 5, 2015; and 1,225 shares on February 5, 2016.

(4)	Represents restricted stock granted under equity compensation plans, which vests as to 1,213 shares on January 27, 2010; 1,061 shares on February 16, 2011; 1,056 shares on February 1, 2012; 2,231 shares on November 1, 2012; 1,095 shares on January 31, 2013; 2,231 shares on November 1, 2013; 2,555 shares on February 5, 2014; 2,230 shares on November 1, 2014; 1,487 shares on February 5, 2015; and 1,488 shares on February 5, 2016.

(5)	Represents restricted stock granted under equity compensation plans, which vests as to 1,854 shares on January 27, 2010; 1,613 shares on February 16, 2011; 1,609 shares on February 1, 2012; 1,638 shares on January 31, 2013; 4,690 shares on February 5, 2014; 3,150 shares on February 5, 2015; and 3,150 shares on February 5, 2016.

(6)	Represents restricted stock granted under equity compensation plans, which vests as to 1,295 shares on January 27, 2010; 1,195 shares on February 16, 2011; 1,143 shares on February 1, 2012; 2,125 shares on December 28, 2012; 1,179 shares on January 31, 2013; 2,125 shares on December 28, 2013; 2,691 shares on February 5, 2014; 2,124 shares on December 28, 2014; 1,575 shares on February 5, 2015; and 1,575 shares on February 5, 2016.

(7)	Represents restricted stock granted under equity compensation plans, which vests as to 1,112 shares on January 27, 2010; 1,180 shares on February 16, 2011; 1,023 shares on February 1, 2012; 2,231 shares on November 1, 2012; 1,095 shares on January 31, 2013; 2,231 shares on November 1, 2013; 2,555 shares on February 5, 2014; 2,230 shares on November 1, 2014; 1,487 shares on February 5, 2015; and 1,488 shares on February 5, 2016.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2009.

Option Exercises and Stock Vested in 2009

			Stock Awards
	Option Awards		Number of Shares
	Number of	Value Realized	Acquired on	Value Realized on
	Shares Acquired	on Exercise	Vesting	Vesting
Name	on Exercise (#)	($)(1)	(#)	($)(2)

David W. Kemper	—	$—	4,457	$131,418
A. Bayard Clark	22,799	$483,348	848	$25,004
Charles G. Kim	—	$—	967	$28,513
Jonathan M. Kemper	—	$—	1,542	$45,467
Seth M. Leadbeater	—	$—	1,158	$34,144
Kevin G. Barth	—	$—	952	$28,070

(1)	We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

*	All share amounts in this table have been restated for the 5% stock dividend distributed in 2009

Pension Benefits in 2009

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(2)	($)(3)	($)

David W. Kemper	Retirement Plan	25	$682,274	$—
	CERP(1)	25	$1,093,019	$—
A. Bayard Clark	Retirement Plan	28	$603,308	$—
	CERP(1)	28	$23,126	$—
Charles G. Kim	Retirement Plan	14	$174,608	$—
	CERP(1)	14	$—	$—
Jonathan M. Kemper	Retirement Plan	22	$470,157	$—
	CERP(1)	22	$204,063	$—
Seth M. Leadbeater	Retirement Plan	14	$326,476	$—
	CERP(1)	14	$—	$—
Kevin G. Barth	Retirement Plan	20	$170,237	$—
	CERP(1)	20	$—	$—

(1)	Information presented pertains to the “Pre-2005 Benefit” portion of the CERP.

(2)	The “Number of Years of Credited Service” is less than actual years of service because service prior to membership in the plans and service after December 31, 2004 (the date the plans were frozen) is excluded from credited service. The actual years of service for Messrs D. Kemper, Clark, Kim, J. Kemper, Leadbeater, and Barth was 32, 34, 20, 28, 20 and 26, respectively.

(3)	The present value of the benefits shown is based on a 5.75% interest rate and the RP2000 white collar mortality table projected to 2010 assuming benefits commence at normal retirement age of 65.

Pension Benefits Narrative

The Company maintains the Retirement Plan, which is a tax-qualified defined benefit plan that provides retirement benefits to all employees who completed one year of service and attained age 21 prior to July 1, 2004. Participation in the Retirement Plan was frozen on December 31, 2004, as described below.

The Retirement Plan provides benefits based upon compensation, age and years of participation. Effective January 1, 1995, benefits were provided under a cash balance formula. Under this formula, a retirement account balance is maintained for each participant. At the end of each plan year beginning after December 31, 1994 and ending December 31, 2004, the participant’s account was credited with a cash balance amount equal to a percentage of compensation for the year plus the same percentage of compensation in excess of 50% of the Social Security taxable wage base for the year.

Compensation for this purpose is limited by Section 401(a)(17) of the Internal Revenue Code ($205,000 in 2004). The applicable percentage is determined by the sum of the participant’s age and years of participation in the Retirement Plan at the beginning of the plan year, and ranged from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant’s account at the end of each plan year beginning after 1995 at a rate not less than 5% of the account balance at the end of the prior plan year. For 2009, the rate of interest was 5%. Beginning January 1, 2005, no additional cash balance credits will be applied to participants’ accounts. However, interest will continue to be credited to each participant’s account until retirement. At retirement, a participant may select from various annual benefit options based on actuarial factors defined in the Retirement Plan.

In addition, a participant will receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Retirement Plan’s prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. Certain participants of the Retirement Plan, including NEOs, will receive a special minimum benefit based on the final five-year average compensation and years of service.

This Retirement Plan is fully funded by the Company and participants become fully vested after three years of service. All of the NEOs are fully vested. The normal retirement age under the Retirement Plan is 65. Reduced benefits are available as early as age 55 with 10 years of service. Benefits are reduced based on the length of time prior to age 65 that retirement occurs. The reduction is 6.67% per year for each of the first five years of early retirement (age 60-64) plus an additional 3.33% per year for each of the next five years (ages 55-59). Of the NEOs, Messrs. D. Kemper, Clark, J. Kemper, and Leadbeater are currently eligible for early retirement.

The estimated annual accrued benefit under the Retirement Plan for Messrs. D. Kemper, Clark, Kim, J. Kemper, Leadbeater, and Barth is $85,701, $55,348, $38,721, $68,534, $40,054, and $36,530, respectively. These benefits assume the election of benefits payable as a straight life annuity to the participant.

Effective January 1, 1995, the Company also maintains the CERP to provide a non-tax-qualified deferred compensation plan to a select group of executives whose benefits under the Retirement Plan are limited by the Internal Revenue Code. The CERP is unfunded and benefits are payable from the assets of the Company. The Board of Directors has designated the CEO as a participant and the CEO has designated other executives, including the NEOs, as participants. The present value of the benefits shown in the table is based on a 5.75% interest rate and the RP2000 white collar employee mortality table projected to 2010, assuming benefits commence at normal retirement age.

A participant’s benefit under the CERP is the sum of the “Pre-2005 Benefit” and the “Post-2004 Benefit.” A participant’s benefit under the Pre-2005 Benefit is the amount by which (1) exceeds (2), where (1) is the benefit that would be payable under the Retirement Plan if that benefit were calculated using the participant’s compensation including any incentive compensation deferred under a nonqualified deferred compensation plan maintained by the Company and without regard to the compensation limit of Section 401(a)(17) of the Internal Revenue Code; and (2) is the benefit actually payable under the Retirement Plan. Consistent with the Retirement Plan, cash balance formula additions under the CERP were frozen effective January 1, 2005.

The estimated annual accrued benefit under the Pre-2005 Benefit for Messrs. D. Kemper, Clark, Kim, J. Kemper, Leadbeater, and Barth is $137,295, $2,200, $0, $29,746, $0, and $0, respectively. These benefits assume the election of benefits payable as a straight life annuity to the participant. The Pre-2005 Benefit is subject to the same retirement eligibility requirements and early retirement reductions as the Retirement Plan.

Benefits under the Post-2004 Benefit are in the form of a defined contribution plan, and are described in the narrative accompanying the Nonqualified Deferred Compensation table.

Nonqualified Deferred Compensation in 2009

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions in	Earnings in	Withdrawals /	Balance at
		in 2009	2009	2009	Distributions	12/31/09
Name	Plan Name	($)(2)	($)(3)	($)(4)	($)	($)

David W. Kemper	EICP	$—	$—	$(17,449)	$—	$330,679
	CERP(1)	$—	$70,113	$17,137	$—	$429,009
A. Bayard Clark	EICP	$40,821	$—	$52,934	$—	$315,556
	CERP(1)	$—	$5,021	$2,051	$—	$47,327
Charles G. Kim	EICP	$—	$—	$—	$—	$—
	CERP(1)	$—	$15,377	$3,415	$—	$86,034
Jonathan M. Kemper	EICP	$87,445	$—	$86,047	$—	$3,069,757
	CERP(1)	$—	$24,464	$6,000	$—	$149,583
Seth M. Leadbeater	EICP	$—	$—	$—	$—	$—
	CERP(1)	$—	$15,283	$3,946	$—	$97,278
Kevin G. Barth	EICP	$50,000	$—	$22,577	$—	$577,390
	CERP(1)	$—	$15,302	$3,440	$—	$86,537

(1)	Information presented pertains to the “Post-2004 Benefit” portion of the CERP.

(2)	Reflects annual cash incentive compensation deferred under the EICP in 2009 with respect to incentive compensation that was based on 2008 performance. Amounts for Messrs. Clark, J. Kemper and Barth were included in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table.

(3)	Reflects Company contribution credits to the CERP in 2009. These amounts are included in the “All Other Compensation” column of the 2009 Summary Compensation Table.

(4)	No NEO received preferential or above-market earnings on deferred compensation.

Nonqualified Deferred Compensation Narrative

Our NEOs are eligible to participate in a deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute up to 100% of their annual cash incentive award to this plan and, therefore, defer income tax on these amounts. Participants can select from a number of investment options, which are generally available to other employees in the Company’s 401(k) plan, including a Company stock alternative, to which their deferrals will be credited. Each participant’s account is credited with earnings based on performance of those investment options. Benefits are payable in a lump sum or up to ten annual installments. Participants may not make withdrawals during employment, except in the event of hardship approved by the director of the Human Resources Department of the Company.

The Post-2004 Benefit portion of the CERP provides for a Company contribution credit on the last day of each plan year beginning on and after January 1, 2005 equal to 7% of the participant’s eligible compensation above the pay limit imposed under the Internal Revenue Code for purposes of the Company’s qualified 401(k) retirement plan (the “Participating Investment Plan”) for the year ($245,000 in 2009). The Company may make additional contribution credits to the extent that limitations were imposed on contributions by CERP participants to the Participating Investment Plan due to the nondiscrimination test of Internal Revenue Code Section 401(m). Additional contributions made in 2009 were as follows: Messrs. D. Kemper $975; Clark $772; Kim $1,053; J. Kemper $872; Leadbeater $874; and Barth $999.

Eligible compensation for the Post-2004 Benefit portion of the CERP generally includes W-2 earnings. Eligible compensation for 2009 in excess of the pay limit imposed under the Internal Revenue Code was as follows: Messrs. D. Kemper $987,695; Clark $60,700; Kim $204,633; J. Kemper $337,034; Leadbeater $205,845; and Barth $204,333.

Each year the Company will credit or debit the participant’s CERP account to reflect deemed earnings. The current rate of earnings credit is fixed at 5%, which corresponds to the rate of interest earned on the cash balance accounts of participants in the Retirement Plan. The Retirement Committee, which is an internal committee of employees, reviews this rate of interest annually. The account balance is payable as a lump sum upon the participant’s retirement.

Employment Agreements and Elements of Post-Termination Compensation

We do not have employment agreements with our NEOs. However, there are several arrangements that provide post-termination benefits.

Change of Control Severance Agreements

The Company has in place a severance agreement with each NEO (“Severance Agreement”) which provides for payments and certain benefits (which payments and benefits shall be referred to as the “Severance Benefits”) in the event of a “Qualifying Termination” in connection with a “Change of Control.”

For purposes of the Severance Agreement, “Change of Control” means:

•	Any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, with certain exclusions provided for in the Severance Agreement) becomes the “beneficial owner,” directly or indirectly, of 20% of the Company’s outstanding shares or the combined voting power of the then outstanding shares of the Company; or

•	Individuals who on the date of the Severance Agreement constituted the Board or any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by at least two-thirds of the directors then still in office who were either directors on the date of the Severance Agreement or whose appointment, election or nomination was previously approved, shall fail to constitute the majority of the Board of Directors; or

•	There is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation in which the combined voting power immediately after the merger or consolidation was at least 80% of the same combined voting power immediately prior to the merger or consolidation or (ii) the merger or consolidation was for the purpose of the recapitalization of the Company in which no person is or becomes the beneficial owner of 20% or more of the outstanding shares of the Company or the combined voting power of the Company’s outstanding securities; or

•	The shareholders approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity that has at least 80% of the combined voting securities owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Qualifying Termination” means:

•	Within twelve months prior to a Change of Control, the NEO’s employment is terminated by the Company under circumstances not constituting Cause and in contemplation of, or caused by, the Change of Control, such Change of Control is pending at the time of termination, and the Change of Control actually occurs; or

•	Within three years following a Change of Control, the NEO’s employment is involuntarily terminated by the Company under circumstances not constituting Cause, the successor company fails or refuses to assume the obligations of the Company under the Severance Agreement, or the Company or any successor company breaches any provisions of the Severance Agreement; or

•	A voluntary termination of employment by the NEO under circumstances constituting “Good Reason” within three years following a Change of Control; or

•	A voluntary termination of employment by an NEO for any reason within the period beginning on the first anniversary of the Change of Control and ending thirty days after such date.

“Cause” means willful misconduct or conduct by the NEO that was knowingly fraudulent or deliberately dishonest.

“Good Reason” means (i) the NEO, in his reasonable judgment, determines that his duties have been materially reduced in terms of authority and responsibility from those existing immediately prior to the Change of Control; or (ii) the NEO is required to be based at a location that is thirty-five or more miles from his primary residence at the time of the requirement than it was prior thereto; or (iii) there is a reduction in the NEO’s base salary to an amount that is less than the base salary in effect twelve months prior to the Change of Control; or (iv) there is a material reduction in the NEO’s level of participation in any of the Company’s incentive compensation plans, benefit plans, policies, practices or arrangements in which the NEO participated immediately prior to the Change of Control and such reduction is not consistent with the average level of participation by other executives who have a similar position.

“Severance Period” means a number of whole and fractional years equal to the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve.

In the event that an NEO becomes entitled to Severance Benefits, the Company shall pay to or provide the NEO with the following:

•	A lump sum payment equal to the product of: (i) the Severance Period, multiplied by (ii) the sum of the NEO’s base salary in effect 12 months prior to the Change of Control and the NEO’s average bonus for the three completed fiscal years of the Company preceding the fiscal year in which the Change of Control occurs;

•	A lump sum payment equal to the greater of the NEO’s actual bonus for the fiscal year of the Company preceding the fiscal year in which the Change of Control occurs or the NEO’s target bonus for the fiscal year of the Company in which a Qualifying Termination occurs, calculated with the assumption that both the Company and the NEO achieved all performance objectives required to earn the target bonus, and prorated based on the number of days elapsed in the Company’s fiscal year during which employment terminates;

•	Continuation of health, life and disability insurance to the NEO during the Severance Period at a cost to the NEO equal to the amount paid by similarly situated active employees at the time of the earliest event that could constitute “Good Reason.” To the extent such benefits are taxable, there is a gross up for taxes;

•	The opportunity to borrow, to the extent permitted by applicable law, from the Company or an affiliate thereof, for an interest rate set by the NEO (which may be zero), an amount equal to the sum of the NEO’s outstanding stock options and taxes resulting from the exercise and the vesting of the NEO’s restricted stock, with repayment required upon the passage of 180 consecutive days of the NEO being able to sell stock acquired by the exercise and being able to sell vested, restricted stock without restriction; and

•	Reimbursement for the costs, if any, of outplacement services obtained by the NEO following a Qualifying Termination.

In the event that any payments are subject to the application of any tax pursuant to Section 4999 the Tax Code (an “Excise Tax”), the Company shall also pay to the NEO an additional amount sufficient to make the net amount payable to the NEO the same as the NEO would have received had the Excise Tax not been imposed. The Company will reimburse the NEO for all fees, expenses and costs incurred in connection with any Excise Tax.

The Severance Benefits are reduced by any other severance benefits or damages for termination paid or owed to the NEO, if such offset would not result in additional tax, interest or penalties pursuant to Section 409A of the Internal Revenue Code.

The Company is obligated to pay any attorneys’ fees and costs incurred in connection with any dispute concerning the Severance Agreement unless the dispute by the NEO is frivolous.

Restricted Stock, Stock Options and Stock Appreciation Rights

Our outstanding unvested restricted stock grants are normally forfeited upon termination of employment. However, there are special vesting rules in the case of death, disability or retirement. In the case of death or disability, outstanding unvested restricted stock immediately vests in the same proportion that the number of full and partial months from the date of grant to the date of death or disability bears to the total restriction period applicable to the award. In the case of “retirement,” the same pro-rata vesting provision applies, except the vesting is not effective until the last day of the restriction period applicable to the award. For grants issued before 2007, “retirement” means termination of employment after attaining age 60 and agreeing to certain non-competition provisions. In the case of restricted stock issued after 2005, “retirement” means termination of employment after attaining age 60 and having at least ten years of service, and agreeing to certain non-competition provisions. In addition, otherwise unvested outstanding restricted stock, stock appreciation rights and options immediately vest upon the occurrence of a change of control. For this purpose “change of control” has the same meaning as applies for purposes of the Change of Control Severance Agreements (see “Change of Control Severance Agreements” under “Employment Agreements and Elements of Post-Termination Compensation”), except different dates are used for determining the incumbent board of directors.

Deferred Compensation

The CERP and EICP provide for payments of nonqualified deferred compensation after termination of employment. See “Pension Benefits Narrative” and “Nonqualified Deferred Compensation Narrative” for a description of those arrangements.

Long-Term Disability

The NEOs generally have the same long-term disability benefit as all salaried employees, except that the definition of “disability” for the NEOs is more favorable because the benefit after the first 36 months of disability for salaried employees who are not vice presidents or above is based on a more restrictive definition of disability than the one that applies to vice presidents and above.

Commerce Retirement Plan

This qualified defined benefit pension plan was frozen and closed to new participants January 1, 2004, so not all salaried employees participate. The named executives participate in this plan and receive earnings credits to their cash balance accounts. See “Pension Benefits Narrative” for a description of this arrangement.

Potential Payments upon Termination or Change in Control

					Qualified
					Termination
Executive Benefits and	Voluntary	Normal			After a Change
Payments upon Termination	Termination	Retirement	Death	Disability	in Control

David W. Kemper
Compensation:
Salary	$—	$—	$—	$—	$3,970,825	(1)
Bonus	$—	$—	$—	$—	$763,650	(2)
SARs/option awards	$—	$—	$—	$—	$—	(3)
Restricted stock awards	$—	$662,848	$662,848	$662,848	$1,752,196	(4)
EICP/CERP	$759,688	$759,688	$759,688	$759,688	$759,688	(5)
Benefits:
Retirement plan	$1,775,293	$1,775,293	$825,067	$1,775,293	$1,775,293	(7)
Post-termination insurance premiums	$—	$—	$—	$—	$43,864	(8)

Total	$2,534,981	$3,197,829	$2,247,603	$3,197,829	$9,065,516

A. Bayard Clark(9)
Compensation:
Salary	$—	$—	$—	$—	$174,313	(1)
Bonus	$—	$—	$—	$—	$66,375	(2)
SARs/option awards	$—	$—	$—	$—	$—	(3)

					Qualified
					Termination
Executive Benefits and	Voluntary	Normal			After a Change
Payments upon Termination	Termination	Retirement	Death	Disability	in Control

Restricted stock awards	$—	$115,889	$115,889	$115,889	$299,151	(4)
EICP/CERP	$362,883	$362,883	$362,883	$362,883	$362,883	(5)
Benefits:
Retirement plan	$626,434	$626,434	$291,135	$626,434	$626,434	(7)
Post-termination insurance premiums	$—	$—	$—	$—	$4,243	(8)

Total	$989,317	$1,105,206	$769,907	$1,105,206	$1,533,399

Charles G. Kim
Compensation:
Salary	$—	$—	$—	$—	$1,404,500	(1)
Bonus	$—	$—	$—	$—	$207,000	(2)
SARs/option awards	$—	$—	$—	$—	$—	(3)
Restricted stock awards	$—	$301,668	$301,668	$301,668	$644,572	(4)
EICP/CERP	$86,034	$86,034	$86,034	$86,034	$86,034	(5)
Benefits:
Retirement plan	$174,608	$174,608	$81,149	$174,608	$174,608	(7)
Post-termination insurance premiums	$—	$—	$—	$—	$91,829	(8)

Total	$260,642	$562,310	$468,851	$562,310	$2,608,543

Jonathan M. Kemper
Compensation:
Salary	$—	$—	$—	$—	$1,835,188	(1)
Bonus	$—	$—	$—	$—	$284,375	(2)
SARs/option awards	$—	$—	$—	$—	$—	(3)
Restricted stock awards	$—	$246,104	$246,104	$246,104	$685,499	(4)
EICP/CERP	$3,219,340	$3,219,340	$3,219,340	$3,219,340	$3,219,340	(5)
Benefits:
Retirement plan	$674,220	$674,220	$313,344	$674,220	$674,220	(7)
Post-termination insurance premiums	$—	$—	$—	$—	$59,260	(8)

Total	$3,893,560	$4,139,664	$3,778,788	$4,139,664	$6,757,882

Seth M. Leadbeater
Compensation:
Salary	$—	$—	$—	$—	$1,412,500	(1)
Bonus	$—	$—	$—	$—	$207,000	(2)
SARs/option awards	$—	$—	$—	$—	$—	(3)
Restricted stock awards	$—	$302,442	$302,442	$302,442	$659,285	(4)
EICP/CERP	$97,278	$97,278	$97,278	$97,278	$97,278	(5)
Benefits:
Retirement plan	$326,476	$326,476	$151,730	$326,476	$326,476	(7)
Post-termination insurance premiums	$—	$—	$—	$—	$41,238	(8)

Total	$423,754	$726,196	$551,450	$726,196	$2,743,777

Kevin G. Barth
Compensation:
Salary	$—	$—	$—	$—	$1,404,500	(1)
Bonus	$—	$—	$—	$—	$207,000	(2)

					Qualified
					Termination
Executive Benefits and	Voluntary	Normal			After a Change
Payments upon Termination	Termination	Retirement	Death	Disability	in Control

SARs/option awards	$—	$—	$—	$—	$—	(3)
Restricted stock awards	$—	$300,661	$300,661	$300,661	$643,991	(4)
EICP/CERP	$663,927	$663,927	$663,927	$663,927	$663,927	(5)
Excise tax reimbursement	$—	$—	$—	$—	$811,700	(6)
Benefits:
Retirement plan	$170,237	$170,237	$79,118	$170,237	$170,237	(7)
Post-termination insurance premiums	$—	$—	$—	$—	$89,767	(8)

Total	$834,164	$1,134,825	$1,043,706	$1,134,825	$3,991,122

(1)	Salary is calculated as three times the prior year base salary plus the average bonus for the prior 3 years and is payable upon a qualifying termination.

(2)	Bonus amount is the greater of (a) the 2008 annual cash incentive paid in 2009, or (b) the 2009 target annual cash incentive under the EICP, not prorated. In all cases except for Mr. Clark, who was not eligible for a 2009 annual cash incentive, the bonus amount is the 2009 target incentive.

(3)	Under a Change of Control, all unvested SARs and options would become immediately vested. The amount shown is the excess of the market price of our common stock at December 31, 2009 over the exercise price of all unvested SARs and options.

(4)	It is assumed that all NEOs are eligible for the special vesting rules as of December 31, 2009. Amounts are based on the prorated vested shares at market price at December 31, 2009.

(5)	The payment under the EICP/CERP is the aggregate balance in their deferred compensation plan that is assumed to be paid upon either voluntary termination, retirement, death, disability or a Change in Control.

(6)	Under a Change in Control, the Company is required to reimburse the NEO for any excise taxes that may be imposed and any other fees and expenses. It was determined that only Mr. Barth would be eligible for such payments.

(7)	Benefits payable under the Retirement Plan are assumed to commence at age 65. The benefit upon death is calculated as a portion of the normal benefit.

(8)	This amount reflects the net present value of estimated insurance payments to be made by the Company for the NEOs until they reach age 65.

(9)	Mr. Clark relinquished his titles as CFO and Executive Vice President during 2009.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, with respect to compensation plans under which common shares of Commerce Bancshares, Inc. are authorized for issuance to certain officers in exchange for services provided. These compensation plans include: (1) the Commerce Bancshares, Inc. 2005 Equity Incentive Plan, (2) the Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan, (3) the Commerce Bancshares, Inc. Restricted Stock Plan, (4) the Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors (“Director Plan”) and (5) the Commerce Bancshares, Inc. Executive Incentive Compensation Plan (“EICP”). As of

January 1, 2006, all equity based awards were granted pursuant to the 2005 Equity Incentive Plan. All of these compensation plans were approved by the Company’s shareholders.

(c)
Number of
Common Shares
Remaining Available
	(a)		for Future Issuance
	Number of Common	(b)	Under Equity
	Shares to be Issued	Weighted Average	Compensation Plans
	upon Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options,	Outstanding Options,	Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by shareholders	2,384,880 (1)	$31.30 (2)	3,342,490 (3)
Equity compensation plans not approved by shareholders	—	$—	—

Total	2,384,880	$31.30	3,342,490

(1)	Includes 2,287,787 common shares issuable upon exercise of options, and 339 shares issuable upon exercise of stock appreciation rights, granted under the equity compensation plans. Issuable shares from stock appreciation rights were computed on a net basis using the fair market value of common stock at December 31, 2009. Also included are 96,754 common shares allocated to participants’ accounts under the EICP.

(2)	Represents the weighted average exercise price of outstanding options under the equity compensation plans.

(3)	Includes 3,097,406 common shares remaining available under the 2005 Equity Incentive Plan, 80,431 shares available under the Director Plan, and 164,653 shares under the EICP.

Compensation and Human Resources Committee Interlocks and Insider Participation

During 2009, the Compensation and Human Resources Committee consisted of Messrs. Andrew C. Taylor (Chairman), Terry O. Meek and W. Thomas Grant, II. All members of the Committee were independent members of the Board of Directors of the Company.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting, auditing and financial reporting processes. As noted under the Corporate Governance and Director Independence section of this report, the Board of Directors has determined that all members of the Audit Committee are “independent.” The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on February 5, 2010. As set forth in the Charter, management of the Company is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and applicable laws and regulations. Management is also responsible for conducting an evaluation of the effectiveness of the internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP, the independent auditor for the Company. KPMG LLP is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on the Company’s internal controls over financial reporting.

Members of the Audit Committee include Robert H. West (Chairman), James B. Hebenstreit, Benjamin F. Rassieur, III, Thomas A. McDonnell, John R. Capps and Kimberly G. Walker. The Board has determined that Mr. West is an “audit committee financial expert” within the meaning of that term as defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: (i) management, which has primary responsibility for establishing and maintaining appropriate internal financial controls over financial reporting, and for Commerce Bancshares, Inc. financial statements and reports and (ii) the external auditor, which is responsible for expressing an opinion that the financial statements have been prepared in accordance with generally accepted accounting principles, that management’s assessment that the Company maintained effective internal control over financial reporting is fairly stated, and that the audit of the Company’s financial statements by the external auditor has been carried out in accordance with Standards of the Public Company Accounting Oversight Board (PCAOB).

In this context the Audit Committee has considered and discussed the audited financial statements and management’s assessment on internal control over financial reporting with management and the independent auditors as of December 31, 2009. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 114, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence and has discussed with the external auditors their independence.

Based on the reviews and discussions described in this report, and exercising the Audit Committee’s business judgment, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Audit Committee has selected KPMG LLP as the Company’s external auditors for fiscal 2010 and has approved submitting the selection of the independent external auditors for ratification by the shareholders. Audit, audit-related and any permitted non-audit services provided to Commerce Bancshares, Inc. by KPMG LLP are subject to pre-approval by the Audit Committee. All fees paid in 2009 were pre-approved by the Audit Committee.

Submitted by the Audit Committee of the Company’s Board of Directors:

Robert H. West	James B. Hebenstreit	Benjamin F. Rassieur, III
Thomas A. McDonnell	John R. Capps	Kimberly G. Walker

Pre-approval of Services by the External Auditor

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by the Company’s external auditor. Annually the Audit Committee will review and approve the audit services to be performed along with other permitted services including audit-related and tax services to be provided by its external auditor. The Audit Committee may pre-approve certain recurring designated services where appropriate and services for individual projects that do not exceed $25,000.

Proposed engagements that do not meet these criteria may be presented to the Audit Committee at its next regular meeting or, if earlier consideration is required, to one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular Audit Committee meeting. The Audit Committee will regularly review summary reports detailing all services provided to the Company by its external auditor.

Fees Paid to KPMG LLP

The following is a summary of fees billed by KPMG LLP for professional services rendered during the fiscal years ended December 31, 2009 and 2008:

	2009	2008

Audit fees	$1,039,019	$808,200
Audit related fees	$43,835	$43,000
Tax fees	$290,330	$280,637
All other fees	—	—

Total	$1,373,184	$1,131,837

The audit fees billed by KPMG LLP are for professional services rendered for the audits of the Company’s annual consolidated financial statements and the audit of management’s assessment of the effectiveness of internal controls for the fiscal year ended December 31, 2009 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year. Also included are fees related to the Company’s common stock issuance in 2009. Additionally these fees include audits of several venture capital subsidiaries, a brokerage subsidiary and a mortgage-banking subsidiary and for miscellaneous accounting research and advice provided.

Audit related fees are mainly for services rendered for agreed upon examination procedures relating to the Company’s trust operations. Tax fees are for services including both review and preparation of corporate income tax returns and tax consulting services.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2010

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Company is responsible for the selection and approval of the Company’s independent registered public accountants for the purpose of the examination and audit of the Company’s financial statements for 2010. The Audit Committee has also adopted a procedure for the pre-approval of non-audit services. The Audit Committee has selected and the Board of Directors has ratified the selection of KPMG LLP as the firm to conduct the audit of the financial statements of the Company and its subsidiaries for 2010. This selection is presented to the shareholders for ratification; however, the failure of the shareholders to ratify the selection will not change the engagement of KPMG LLP for 2010. The Audit Committee will consider the vote of the shareholders for future engagements. Representatives of KPMG LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement.

The Board of Directors Recommends a Vote FOR Ratification of the Selection of KPMG LLP as the Independent Registered Public Accountants for 2010

PROPOSAL THREE

SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE THE
ANNUAL ELECTION OF ALL DIRECTORS

The following proposal has been validly submitted by Mr. Gerald R. Armstrong, a shareholder of the Company. As of the record date, Mr. Armstrong owned 303 shares of Company stock. Mr. Armstrong’s mailing address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917. His telephone number is 303-355-1199.

RESOLUTION

That the shareholders of COMMERCE BANCSHARES, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

This proposal has been presented in the last two annual meetings where it did not have a majority of the votes. Strong support for the proposal did exist and is present now that it is being introduced. The proponent notes the strong efforts of management to defeat it and the absence of disclosure that shareholders have confidential voting.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

MANAGEMENT STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors recommends a vote AGAINST this proposal that asks the Board to take the steps necessary to declassify the Board of Directors and require that all Directors stand for election annually. An identical proposal was submitted the previous two years. In 2008, the shareholders defeated the proposal by a vote of 23,407,490 (43.24%) for the proposal and 30,109,725 (55.62%) against the proposal, with 615,553 (1.14%) abstaining, and in 2009, the shareholders defeated the proposal by a vote of 23,993,572 (40.59%) for the proposal and 34,611,599 (58.54%) against the proposal, with 516,952 (0.87%) abstaining. The Company’s Board currently consists of twelve Directors divided into three classes consisting of four Directors per class. One class is elected at each annual meeting of the shareholders for a three year term. The classified Board provision is found in the Articles of Incorporation that were adopted in 1966. In support of its opposition, the Board offers the following reasons to vote AGAINST the proposal.

The incorporators of your Company recognized the value of providing for the continuity of leadership. As important as that principle has been for the forty-three years it has been in effect, it is even more significant today with the multiple challenges and opportunities that confront financial institutions. Good corporate planning and initiatives are strategic in nature and often require several years to implement and realize results. The proponent would have you believe that it is in the best interests of shareholders to be able to elect or replace the entire Board each year, including those Directors who also serve as executives of the Company. Such an outcome would be disruptive to corporate planning and the long term stability of the Company. A classified Board insures that there is some continuity of leadership. Even with a classified Board, shareholders have the ability to elect a majority of the Board within two consecutive annual meetings. Two annual meetings could occur within as little as a twelve month period. That ability provides shareholders with considerable influence over the affairs of the Company and holds the Directors accountable for their actions. Disruptions in credit markets and government injection of capital into the country’s largest financial institutions, as well as a large number of smaller financial institutions, have continued since we wrote our statement in opposition last year. We believe it is more important than ever that the Company’s shareholders be represented by a board of directors with experience in directing management in a highly regulated industry, and with the institutional knowledge that has given you the results the Company has achieved over the long term.

A classified Board also protects the Company and you its shareholders from the coercive tactics employed by those that seek hostile takeovers. Without classification, those with hostile intent and no concern for current shareholders could obtain control of the Board at one annual meeting. A classified Board prevents such action and enables the Board, if so desired and in the best interests of shareholders, to negotiate at arm’s length the most favorable terms for the Company’s shareholders. The Board feels that this protection and the leverage it provides are necessary to protect the shareholders and create real shareholder value.

The proponent’s statement refers to corporations that proponent maintains de-classified their Boards because of proponent’s efforts. The Board has not verified that statement to be true; however, the Board feels strongly that what may be appropriate for one company is not appropriate for all. A “one size fits all” view does not take into account the differences among companies and their management, or the industries in which they compete. Shareholders must look at the history and performance of a company and its record of providing shareholder value. Commerce Bancshares has an excellent record of providing shareholder value. For example, the Board has increased cash dividends each year for 42 consecutive years and has declared 5% stock dividends for fifteen straight years, providing real value for shareholders.

The proponent also suggests that there is a positive link between governance practices and firm value. The Board does not disagree with that suggestion. As of January 3, 2010, the Company has a Corporate Governance Quotient (“CGQ®”), as measured by Institutional Shareholder Services, better than 89.9% of all banking companies. This positive CGQ® score, as measured by one of the leading companies in the field, and the past performance of the Company, reflect the attention the Board gives to corporate governance and the creation of shareholder value.

Lastly, the Board wants to assure shareholders that it is well aware of the fiduciary duties of care and loyalty owed to the Company and its shareholders. Those duties exist regardless of the Director’s term or election. Recognition and adherence to those duties provide the highest form of accountability of the Directors to the Company and its shareholders.

Approval of this shareholder proposal requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting. Abstentions will be treated as votes against this proposal and broker non-votes will be treated as not entitled to vote and have no effect on the outcome.

The Board of Directors Recommends a Vote AGAINST the Shareholder Proposal Requesting Necessary Steps to Cause the Annual Election of All Directors. Proxies Received Will Be Voted AGAINST the Shareholder Proposal Unless Stockholders Specify Otherwise in the Proxy.

OTHER MATTERS

The management does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

Shareholders of record can view the proxy statement and the 2009 annual report as well as vote their shares at www.envisionreports.com/CBSH. Shareholders who hold their Company stock through a bank, broker or other holder of record may view the proxy statement and 2009 annual report at www.edocumentview.com/CBSH.

The proxy statement and the 2009 annual report are also available on the Company’s Internet site at www.commercebank.com/ir.

Most Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Shareholders of record can choose this option and save the Company the cost of producing and mailing these documents by enrolling for electronic delivery at Computershare’s investor website http://www.computershare.com/investor. Just use your existing login ID and Password or create a new login ID and Password and follow the prompts to “Enroll in Electronic Delivery.” Shareholders who choose to view future proxy statements and annual reports over the Internet will receive an email message next year from the Company with instructions containing the Internet address of those materials. The election may be withdrawn at any time by accessing your account on the website and changing the election. Shareholders do not have to elect Internet access each year.

Employee PIP (401K) shareholders who have a company email address and online access, will automatically be enrolled to receive the annual report and proxy statement over the Internet unless they choose to opt out.

Shareholders who hold their Company stock through a bank, broker or other holder of record, should refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

By Order of the Board of Directors

James L. Swarts
Secretary

March 17, 2010

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 20, 2010, except proxies submitted for shares held in the Company’s Participating Investment Plan must be received by 11:00 p.m., Central Time, on April 14, 2010.

Vote by Internet · Log on to the Internet and go to www.envisionreports.com/CBSH · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

1. Nominees: Class of 2013	For	Withhold		For	Withhold		For	Withhold	+

01 - Earl H. Devanny, III	☐	☐	02 - Benjamin F. Rassieur, III	☐	☐	03 - Todd R. Schnuck	☐	☐

04 - Andrew C. Taylor	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratify KPMG LLP as audit and accounting firm.	☐	☐	☐	3.	Shareholder proposal requesting necessary steps to cause the annual election of all directors.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+
<STOCK#>                                              015AOB

To our Shareholders:
Commerce Bancshares, Inc. encourages you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week until 11:00 p.m., Central Time, on April 20, 2010. However, if this proxy relates to shares held by you in the Company’s Participating Investment Plan, your vote must be received by 11:00 p.m., Central Time, on April 14, 2010, to enable the trustee of the plan to vote your shares in the manner directed by you.
Additionally, you may choose to receive future Annual Meeting materials (annual report and proxy statement) online. By choosing to receive these materials online, you help support Commerce Bancshares, Inc. in its efforts to control printing and postage costs.
If you choose the option of electronic delivery and voting online, you will receive an email before all future annual or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. To enroll to receive future proxy materials online, please go to www.computershare.com/investor. Employee PIP (401K) shareholders who have a company email address and online access, will automatically be enrolled to receive the annual report, proxy statement and voting instructions over the Internet unless they choose to opt out.
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Commerce Bancshares, Inc.

Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Jonathan M. Kemper and David W. Kemper, or either of them, as agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders to be held on April 21, 2010 at 9:30 a.m. in the Amphitheater on level two of the Ritz Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri, or any adjournment or postponement thereof, on all matters coming before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and all other matters incident to the conduct of the meeting.
You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.
IMPORTANT: PLEASE VOTE BY SIGNING YOUR PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED OR TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING AS DESCRIBED ON THE REVERSE SIDE.
ANY SHAREHOLDER WHO IS RECEIVING MULTIPLE COPIES OF THE ANNUAL REPORT AND ANY OTHER MAILINGS FROM COMMERCE BANCSHARES, INC. IS ENCOURAGED TO CALL COMPUTERSHARE TRUST COMPANY, N.A., OUR TRANSFER AGENT, AT 1-800-317-4445 FOR ASSISTANCE IN CONSOLIDATING COMMON OWNERSHIP POSITIONS. REDUCING MAILINGS WILL IMPROVE THE COMPANY’S OPERATING EFFICIENCY. HEARING IMPAIRED #: TDD: 1-800-952-9245.